Exhibit 10.2

~~CONFORMED AGREEMENT INCORPORATING 1ST AND 2ND AMENDMENTS~~

ANNEX 1 TO THIRD AMENDMENT TO CREDIT AGREEMENT

Published CUSIP Number:    57633AAA0

Revolving Credit CUSIP Number:    57633AAC6

Term Loan CUSIP Number:     57633~~AAB8~~AAC6

~~Delayed Draw Term Loan CUSIP Number:    57633AAD4~~

$~~27,500,000~~30,000,000 REVOLVING CREDIT FACILITY

$~~30,500,000~~17,500,000 TERM LOAN FACILITY

~~$7,000,000 DELAYED DRAW TERM LOAN FACILITY~~

CREDIT AGREEMENT

by and among

MASTECH DIGITAL, INC.,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Loan Lender and Issuing Lender,

and

PNC CAPITAL MARKETS LLC, as Sole Lead Arranger and Sole Bookrunner,

~~Dated~~Originally dated as of July 13, 2017

TABLE OF CONTENTS

Page
1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions		1
	1.2	Construction		~~36~~39
	1.3	Accounting Principles; Changes in GAAP		~~37~~40
	1.4	Currency Calculations		~~38~~40
	1.5	Divisions		41
	1.6	Euro-Rate Notification		41

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			~~38~~41
	2.1	Revolving Credit Commitments		~~38~~41
		2.1.1	Revolving Credit Loans	~~38~~41
		2.1.2	Swing Loan Commitment	~~38~~41
	2.2	Nature of Lenders' Obligations with Respect to Revolving Credit Loans		~~39~~42
	2.3	Commitment Fee		~~39~~42
	2.4	Loan Requests; Swing Loan Requests		~~39~~42
		2.4.1	Loan Requests	~~39~~42
		2.4.2	Swing Loan Requests	~~40~~43
	2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the
Administrative Agent; Repayment of Revolving Credit Loans; Borrowings
		to Repay Swing Loans		~~40~~43
		2.5.1	Making Revolving Credit Loans	~~40~~43
		2.5.2	Presumptions by the Administrative Agent	~~41~~44
		2.5.3	Making Swing Loans	~~41~~44
		2.5.4	Repayment of Revolving Credit Loans	~~41~~44
		2.5.5	Borrowings to Repay Swing Loans	~~41~~44
		2.5.6	Swing Loans Under Cash Management Agreements	~~42~~45
	2.6	Revolving Credit Notes and Swing Notes		~~42~~45
	2.7	Letter of Credit Subfacility		~~42~~45
		2.7.1	Issuance of Letters of Credit	~~42~~45
		2.7.2	Letter of Credit Fees	~~43~~46
		2.7.3	Disbursements, Reimbursement	~~44~~47
		2.7.4	Repayment of Participation Advances	~~45~~48
		2.7.5	Documentation	~~46~~48
		2.7.6	Determinations to Honor Drawing Requests	~~46~~49
		2.7.7	Nature of Participation and Reimbursement Obligations	~~46~~49
		2.7.8	Indemnity	~~48~~50
		2.7.9	Liability for Acts and Omissions	~~48~~51
		2.7.10	Issuing Lender Reporting Requirements	~~49~~52
		2.7.11	Cash Collateral	~~49~~52
	2.8	Termination or Reduction of Revolving Credit Commitments		~~49~~52
	2.9	Increase in Revolving Credit Commitments		~~50~~52
		~~2.9.1~~	~~Increasing Lenders and New Lenders~~	~~53~~
		~~2.9.2~~	~~Treatment of Outstanding Loans and Letters of Credit~~	~~54~~

- i -

	2.10	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Canadian Dollar Loans and Letters of Credit Outstanding Repayment in Same Currency		~~51~~54
	2.11	Settlement Date Procedures		~~52~~54

3.	TERM LOANS			~~52~~55
	3.1	Term Loan Commitments		~~52~~55
	3.2	Nature of Lenders' Obligations with Respect to Term Loans		~~52~~55
		3.2.1	Repayment of Term Loans	~~53~~55
	3.3	Term Notes		~~53~~56

4.	~~DELAYED DRAW TERM LOANS 53~~[RESERVED]			56
	~~4.1~~	~~Delayed Draw Term Loan Commitments~~		~~56~~
	~~4.2~~	~~Nature of Lenders' Obligations with Respect to Delayed Draw Term Loans~~		~~56~~
	~~4.3~~	~~Delayed Draw Ticking Fees~~		~~56~~
	~~4.4~~	~~Delayed Draw Term Loan Requests~~		~~57~~
	~~4.5~~	~~Making Delayed Draw Term Loans; Presumptions by the Administrative Agent; Repayment of Delayed Draw Term Loans~~		~~57~~
		~~4.5.1~~	~~Making Delayed Draw Term Loans~~	~~57~~
		~~4.5.2~~	~~Presumptions by the Administrative Agent~~	~~57~~
		~~4.5.3~~	~~Repayment of Delayed Draw Term Loans~~	~~58~~
	~~4.6~~	~~Delayed Draw Term Notes~~		~~58~~

5.	INTEREST RATES ~~56~~ AND INCREMENTAL LOANS			58
	5.1 Interest Rate Options			~~56~~58
		5.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	~~56~~59
		5.1.2	Term Loan Interest Rate Options	~~56~~59
		5.1.3	Rate Calculations; Rate Quotations	~~57~~59
		5.1.4	Interest Act (Canada)	~~57~~59
		5.1.5	Canadian Usury Provision	~~57~~60
	5.2	Interest Periods		~~57~~60
		5.2.1	Amount of Borrowing Tranche	~~58~~60
		5.2.2	Renewals	~~58~~60
		5.2.3	No Conversion of Canadian Dollar Loans	~~58~~60
	5.3	Interest After Default		~~58~~60
		5.3.1	Letter of Credit Fees, Interest Rate	~~58~~60
		5.3.2	Other Obligations	~~58~~61
		5.3.3	Acknowledgment	~~58~~61
	5.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		~~58~~61
		5.4.1	Unascertainable	~~58~~61
		5.4.2	Illegality; Increased Costs; Deposits Not Available	~~59~~61
		5.4.3	Canadian Dollar Loans Not Available	~~59~~61
		5.4.4	Administrative Agent's and Lender's Rights	~~59~~62
	5.5	Selection of Interest Rate Options		~~60~~62
	5.6	Successor Euro-Rate Index		63

- ii -

	5.7	Incremental Loans		63

6.	PAYMENTS			~~60~~67
	6.1	Payments		~~60~~67
	6.2	Pro Rata Treatment of Lenders		~~61~~67
	6.3	Sharing of Payments by Lenders		~~61~~68
	6.4	Presumptions by Administrative Agent		~~62~~68
	6.5	Interest Payment Dates		~~62~~69
	6.6	Voluntary Prepayments		~~62~~69
		6.6.1	Right to Prepay	~~62~~69
		6.6.2	Replacement of a Lender	~~63~~70
		6.6.3	Designation of a Different Lending Office	~~64~~70
	6.7	Mandatory Prepayments		~~64~~71
		6.7.1	Currency Fluctuations	~~64~~71
		6.7.2	Borrowing Base Exceeded	~~64~~71
		6.7.3	Sale of Assets	~~64~~71
		6.7.4	Additional Indebtedness	~~65~~71
		6.7.5.	Insurance or Condemnation Proceeds	~~65~~72
		6.7.6	Excess Cash Flow	~~65~~72
		6.7.7	Application Among Loans and Interest Rate Options.	~~66~~72
	6.8	Increased Costs		~~66~~73
		6.8.1	Increased Costs Generally	~~66~~73
		6.8.2	Capital Requirements	~~67~~73
		6.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	~~67~~74
		6.8.4	Delay in Requests	~~67~~74
		6.8.5	Additional Reserve Requirements	~~67~~74
	6.9	Taxes		~~68~~74
		6.9.1	Issuing Lender	~~68~~74
		6.9.2	Payments Free of Taxes	~~68~~74
		6.9.3	Payment of Other Taxes by the Loan Parties	~~68~~75
		6.9.4	Indemnification by the Loan Parties	~~68~~75
		6.9.5	Indemnification by the Lenders	~~68~~75
		6.9.6	Evidence of Payments	~~69~~75
		6.9.7	Status of Lenders	~~69~~75
		6.9.8	Treatment of Certain Refunds	~~71~~77
		6.9.9	Survival	~~71~~78
	6.10	Indemnity		~~71~~78
	6.11	Currency Conversion Procedures for Judgments		~~72~~78
	6.12	Indemnity in Certain Events		~~72~~79
	6.13	Defaulting Lenders		~~72~~79
	6.14	Designated Lenders		~~74~~80
	6.15	Illegality		~~74~~81

7.	REPRESENTATIONS AND WARRANTIES			~~75~~81
	7.1	Representations and Warranties		~~75~~81
		7.1.1	Organization and Qualification; Power and Authority;
			Compliance With Laws; Title to Properties; Event of Default	~~75~~81

- iii -

		7.1.2	Capitalization; Subsidiaries; Investment Companies	~~75~~82
		7.1.3	Validity and Binding Effect	~~75~~82
		7.1.4	No Conflict; Material Agreements; Consents	~~76~~82
		7.1.5	Litigation	~~76~~82
		7.1.6	Financial Statements	~~76~~83
		7.1.7	Margin Stock	~~77~~83
		7.1.8	Full Disclosure	~~77~~83
		7.1.9	Taxes	~~77~~84
		7.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	~~78~~84
		7.1.11	Liens in the Collateral	~~78~~84
		7.1.12	Insurance	~~78~~84
		7.1.13	ERISA Compliance	~~78~~84
		7.1.14	Canadian Pension Plans	~~79~~85
		7.1.15	Environmental Matters	~~79~~85
		7.1.16	Solvency	~~79~~85
		7.1.17	Anti-Terrorism Laws	~~79~~86
		7.1.18	Acquisition Documents	~~79~~86
		7.1.18	Acquisition Documents	86
		7.1.19	Location of Assets in the Province of Quebec	~~80~~86
	7.2	Updates to Schedules		~~80~~86

8.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			~~80~~87
	8.1	Initial Loans and Letters of Credit		~~80~~87
		8.1.1	Deliveries	~~80~~87
		8.1.2	Payment of Fees	~~82~~89
	8.2	Each Loan or Letter of Credit		~~82~~89

9.	COVENANTS			~~83~~89
	9.1	Affirmative Covenants		~~83~~89
		9.1.1	Preservation of Existence, Etc	~~83~~89
		9.1.2	Payment of Liabilities, Including Taxes, Etc	~~83~~89
		9.1.3	Maintenance of Insurance	~~83~~90
		9.1.4	Maintenance of Properties and Leases	~~84~~90
		9.1.5	Visitation Rights	~~84~~90
		9.1.6	Keeping of Records and Books of Account	~~84~~91
		9.1.7	Compliance with Laws; Use of Proceeds	~~84~~91
		9.1.8	Further Assurances	~~85~~91
		9.1.9	Anti-Terrorism Laws; International Trade Law Compliance	~~85~~91
		9.1.10	Keepwell	~~85~~92
	9.2	Negative Covenants		~~86~~92
		9.2.1	Indebtedness	~~86~~92
		9.2.2	Liens; Lien Covenants	~~86~~93
		9.2.3	Guaranties	~~87~~93
		9.2.4	Loans and Investments	~~87~~93
		9.2.5	Dividends and Related Distributions	~~88~~94
		9.2.6	Liquidations, Mergers, Consolidations, Acquisitions	~~88~~94
		9.2.7	Dispositions of Assets	~~89~~96
		9.2.8	Affiliate Transactions	~~90~~96

- iv -

		9.2.9	Subsidiaries and Joint Ventures	~~90~~97
		9.2.10	Continuation of or Change in Business	~~90~~97
		9.2.11	Fiscal Year	~~91~~97
		9.2.12	Changes in Organizational Documents or Acquisition Documents	~~91~~97
		9.2.13	Minimum Fixed Charge Coverage Ratio	~~91~~98
		9.2.14	Maximum Leverage Ratio	~~91~~98
		9.2.15	Limitation on Negative Pledges	~~91~~98
		9.2.16	Location of Assets in the Province of Quebec	~~92~~98
	9.3	Reporting Requirements		~~92~~99
		9.3.1	Quarterly Financial Statements	~~92~~99
		9.3.2	Annual Financial Statements	~~92~~99
		9.3.3	Certificate of the MDI	~~93~~99
		9.3.4	Borrowing Base Certificate; Schedule of Receivables; Schedule of Payables	~~93~~99
		9.3.5	Notices	~~93~~100
10.	DEFAULT			~~94~~101
	10.1	Events of Default		~~94~~101
		10.1.1	Payments Under Loan Documents	~~94~~101
		10.1.2	Breach of Warranty	~~95~~101
		10.1.3	Anti-Terrorism Laws	~~95~~101
		10.1.4	Breach of Negative Covenants, Visitation Rights or Anti- Terrorism Laws	~~95~~101
		10.1.5	Breach of Other Covenants	~~95~~101
		10.1.6	Defaults in Other Agreements or Indebtedness	~~95~~102
		10.1.7	Final Judgments or Orders	~~95~~102
		10.1.8	Loan Document Unenforceable	~~95~~102
		10.1.9	Uninsured Losses Proceedings Against Assets	~~96~~102
		10.1.10	Events Relating to Pension Plans and Multiemployer Plans	~~96~~102
		10.1.11	Change of Control	~~96~~102
		10.1.12	Relief Proceedings	~~96~~103
	10.2	Consequences of Event of Default		~~96~~103
		10.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	~~96~~103
		10.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	~~97~~103
		10.2.3	Set-off	~~97~~103
		10.2.4	Application of Proceeds	~~97~~104
11.	THE ADMINISTRATIVE AGENT			~~98~~105
	11.1	Appointment and Authority		~~98~~105
	11.2	Rights as a Lender		~~99~~105
	11.3	Exculpatory Provisions		~~99~~105
	11.4	Reliance by Administrative Agent		~~100~~106
	11.5	Delegation of Duties		~~100~~106
	11.6	Resignation of Administrative Agent		~~100~~106
	11.7	Non-Reliance on Administrative Agent and Other Lenders		~~101~~107
	11.8	No Other Duties, etc.		~~101~~108

- v -

	11.9	Administrative Agent's Fee		~~101~~108
	11.10	Authorization to Release Collateral and Guarantors		~~102~~108
	11.11	No Reliance on Administrative Agent's Customer Identification Program		~~102~~108

12.	MISCELLANEOUS			~~102~~108
	12.1	Modifications, Amendments or Waivers		~~102~~108
		12.1.1	Increase of Commitment	~~102~~108
		12.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	~~102~~109
		12.1.3	Release of Collateral or Guarantor	~~103~~109
		12.1.4	Miscellaneous	~~103~~109
	12.2	No Implied Waivers; Cumulative Remedies		~~103~~109
	12.3	Expenses; Indemnity; Damage Waiver		~~104~~110
		12.3.1	Costs and Expenses	~~104~~110
		12.3.2	Indemnification by the Loan Parties	~~104~~110
		12.3.3	Reimbursement by Lenders	~~105~~111
		12.3.4	Waiver of Consequential Damages, Etc.	~~105~~111
		12.3.5	Payments	~~105~~111
		12.3.6	Survival	~~105~~111
	12.4	Holidays		~~105~~112
	12.5	Notices; Effectiveness; Electronic Communication		~~106~~112
		12.5.1	Notices Generally	~~106~~112
		12.5.2	Electronic Communications	~~106~~112
		12.5.3	Change of Address, Etc	~~106~~113
	12.6	Severability		~~106~~113
	12.7	Duration; Survival		~~107~~113
	12.8	Successors and Assigns		~~107~~113
		12.8.1	Successors and Assigns Generally	~~107~~113
		12.8.2	Assignments by Lenders	~~107~~113
		12.8.3	Register	~~109~~115
		12.8.4	Participations	~~109~~115
		12.8.5	Certain Pledges; Successors and Assigns Generally	~~110~~116
	12.9	Confidentiality		~~110~~116
		12.9.1	General	~~110~~116
		12.9.2	Sharing Information With Affiliates of the Lenders	~~111~~117
	12.10	Counterparts; Integration; Effectiveness		~~111~~117
		12.10.1	Counterparts; Integration; Effectiveness	~~111~~117
		12.10.2	Electronic Execution of Assignments	~~111~~117
	12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		~~112~~118
		12.11.1	Governing Law	~~112~~118
		12.11.2	SUBMISSION TO JURISDICTION	~~112~~118
		12.11.3	WAIVER OF VENUE	~~112~~118
		12.11.4	SERVICE OF PROCESS	~~113~~118
		12.11.5	WAIVER OF JURY TRIAL	~~113~~119
	12.12	USA Patriot Act Notice		~~113~~119
	12.13	Payment of Debt; Joint and Several Obligations; Borrowing Agency; Bifurcation of Obligations		~~113~~119

- vi -

	12.13.1	US Revolving Borrowers	~~113~~119
	12.13.2	Canadian Revolving Borrowers	~~113~~119
	12.13.3	Designation of Borrowing Agent; Nature of Borrowing Agency	~~114~~119
	12.13.4	Bifurcation of Obligations	~~114~~120
12.14	Additional Waivers of Borrowers		~~114~~120
12.15	Joinder		~~115~~121
12.16	Canadian Anti-Money Laundering Legislation		~~116~~122
12.17	Acknowledgment and Consent to Bail-In of EEA Financial Institutions		~~116~~122
12.18	No Advisory or Fiduciary Responsibility		~~117~~123

- vii -

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 7.1.2	-	CAPITALIZATION; SUBSIDIARIES
SCHEDULE 9.2.1	-	PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1(G)	-	GUARANTOR JOINDER
EXHIBIT 1.1(L)	-	LENDER JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	-	TERM NOTE
~~EXHIBIT 1.1(N)(4)~~	~~-~~	~~DELAYED DRAW TERM NOTE~~
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
~~EXHIBIT 4.4~~	~~-~~	~~DELAYED DRAW TERM LOAN REQUEST~~
EXHIBIT 6.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 6.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 6.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 6.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 9.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 9.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE
EXHIBIT 9.3.4	-	BORROWING BASE CERTIFICATE

- viii -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is originally dated as of July 13, 2017, and is made by and among MASTECH DIGITAL, INC., a Pennsylvania corporation (“MDI”), each of the other BORROWERS (as hereinafter defined), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined).

The Borrowers have requested the Lenders to provide (i) a revolving credit facility to the Revolving Borrowers (as hereinafter defined) in an aggregate principal amount~~, subject to Section 2.9 [Increase in Revolving Credit Commitments],~~ not to exceed ~~Twenty-Seven~~Thirty Million ~~Five Hundred Thousand~~ and 00/100 Dollars ($~~27,500,000.00~~30,000,000.00 ), including therein a Swing Loan (as hereinafter defined) subfacility to the US Revolving Borrowers (as hereinafter defined) and a Letter of Credit (as hereinafter defined) subfacility to the US Revolving Borrowers, and (ii) a ~~Thirty~~Seventeen Million Five Hundred Thousand and 00/100 Dollar ($~~30,500,000.00~~17,500,000.00) term loan facility to the Acquisition Borrowers ~~and (iii) a Seven Million and 00/100 Dollar ($7,000,000.00) delayed draw term loan facility to the Acquisition Borrowers~~, in each case subject to Section 5.7 [Incremental Loans]. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    CERTAIN DEFINITIONS

1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Account Debtor means any Person who is or who may become obligated to a Loan Party under, with respect to, or on account of, a Receivable.

Acquisitions means the purchases by Purchasers consummated pursuant to the Acquisition Documents.

Acquisition Agreements means the US Acquisition Agreement, the Canadian Acquisition Agreement and the Indian Acquisition Agreement.

Acquisition Borrowers means, singularly or collectively as the context may require, MDDI and MII.

Acquisition Documents means the US Acquisition Documents, the Canadian Acquisition Documents and the Indian Acquisition Documents.

Acquisition Earn-Out means the Deferred Amount (as such term is defined in the Canadian Acquisition Agreement) due and payable in accordance with the terms of the Canadian Acquisition Agreement.

Administrative Agent means PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee has the meaning specified in Section 11.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter has the meaning specified in Section 11.9 [Administrative Agent’s Fee].

Affiliate as to any Person means any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten (10%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Agreement means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

AmberLeaf means AmberLeaf Partners, Inc., an Illinois corporation.

AmberLeaf Acquisition means the acquisition by MDDI of one hundred percent (100%) of the equity of AmberLeaf consummated pursuant to the AmberLeaf Acquisition Documents.

AmberLeaf Acquisition Agreement means the Share Purchase Agreement, dated October 1, 2020, by and among MDDI, AmberLeaf, the shareholders of AmberLeaf party thereto and Lawrence F. Goldman, as the sellers’ representative thereunder, as such agreement exists on the Third Amendment Effective Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

AmberLeaf Acquisition Documents means the AmberLeaf Acquisition Agreement and all other documents, agreements and instruments executed by a Loan Party in connection with the AmberLeaf Acquisition Agreement, as such documents, agreements and instruments exist on the Third Amendment Effective Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

AML Legislation has the meaning specified in Section 12.16 [Canadian Anti-Money Laundering Legislation].

Anti-Terrorism Laws means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time (including, without limitation, any Canadian Anti-Money Laundering & Anti-Terrorism Legislation).

Applicable Commitment~~/Ticking~~ Fee Rate means the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment~~/Ticking~~ Fees.”

Applicable Letter of Credit Fee Rate means the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin means, as applicable:

(A)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”,

(B)    the percentage spread to be added to the Base Rate applicable to ~~Term Loans and Delayed Draw~~ Term Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Facility Base Rate Spread”,

(C)    the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”, or

(D)    the percentage spread to be added to the Euro-Rate applicable to ~~Term Loans and Delayed Draw~~ Term Loans under the Euro-Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Facility Euro-Rate Spread”.

Approved Fund means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any other executive officer, including any Executive Vice President or Senior Vice President of such Loan Party, any Vice President of any Subsidiary of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrowing Agent, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Available Currencies means, at any time, Dollars and Canadian Dollars; each individually an “Available Currency”.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bankruptcy Event has the meaning specified in the definition of Defaulting Lender.

Base Rate means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus fifty (50) basis points (0.5%), (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, if the Base Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Base Rate Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in either Section 5.1.1(i) [Revolving Credit Base Rate Option] or Section 5.1.2(i) [Term Facility Base Rate Option], as applicable.

Benchmark Replacement means, with respect to any Available Currency, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower for such Available Currency giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Euro-Rate for (A) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities or (B) with respect to Canadian Dollar Loans, U.S. credit facilities providing for loans in Canadian Dollars and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than fifty (50) basis points (0.50%), the Benchmark Replacement will be deemed to be fifty (50) basis points (0.50%) for the purposes of this Agreement.

Benchmark Replacement Adjustment means, with respect to any replacement of the Euro-Rate for any Available Currency with an alternate benchmark rate for each applicable Interest Period for such Available Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Euro-Rate in such Available Currency with the applicable Benchmark Replacement for such Available Currency (excluding such spread adjustment) by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Euro-Rate for (A) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities at such time or (B) with respect to Canadian Dollar Loans, U.S. credit facilities providing for loans in Canadian Dollars and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Euro-Rate for such Available Currency to the Benchmark Replacement for such Available Currency and (ii) yield- or risk-based differences between the Euro-Rate and the Benchmark Replacement for such Available Currency.

Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement for any Available Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Available Currency and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

Benchmark Replacement Date means the earlier to occur of the following events with respect to the Euro-Rate:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Euro-Rate for such Available Currency permanently or indefinitely ceases to provide the Euro-Rate for such Available Currency; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the Euro-Rate:

(1)     a public statement or publication of information by or on behalf of the administrator of the Euro-Rate for such Available Currency announcing that such administrator has ceased or will cease to provide the Euro-Rate for such Available Currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency;

(2)     a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Euro-Rate for such Available Currency, a resolution authority with jurisdiction over the administrator for the Euro-Rate for such Available Currency or a court or an entity with similar insolvency or resolution authority over the administrator for the Euro-Rate for such Available Currency, which states that the administrator of the Euro-Rate for such Available Currency has ceased or will cease to provide the Euro-Rate for such Available Currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency; or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency or an Official Body having jurisdiction over the Administrative Agent announcing that the Euro-Rate for such Available Currency is no longer representative.

Benchmark Unavailability Period means, with respect to any Available Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Euro-Rate for such Available Currency and solely to the extent that the Euro-Rate for such Available Currency has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date for such Available Currency has occurred if, at such time, no Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder in accordance with Section 5.6 and (y) ending at the time that a Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder pursuant to Section 5.6.

Borrower or Borrowers means, singularly or collectively as the context may require, the US Revolving Borrowers, the Canadian Revolving Borrowers and the Acquisition Borrowers.

Borrower Joinder means a joinder by a Person as a US Revolving Borrower or Canadian Revolving Borrower under this Agreement, the Notes and the other Loan Documents in substantially the form of Exhibit 1.1(B).

Borrowing Agent means MDI.

Borrowing Base means the sum of the US Borrowing Base and the Canadian Borrowing Base.

Borrowing Base Certificate means a certificate in substantially the form of Exhibit 9.3.4 pursuant to which the Borrowing Agent shall compute the US Borrowing Base and the Canadian Borrowing Base. The Borrowing Agent shall deliver the Borrowing Base Certificate at the time specified in Section 9.3.4 [Borrowing Base Certificate, Etc.].

Borrowing Date means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche means specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same ~~Loan Request or Delayed Draw Term~~ Loan Request by the Borrowing Agent and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

Canadian Acquisition means the purchase by Canadian Purchaser from InfoTrellis consummated pursuant to the Canadian Acquisition Documents.

Canadian Acquisition Agreement means that certain Asset Purchase Agreement, dated July 7, 2017, by and among Canadian Purchaser, InfoTrellis and Mr. Mahmood Abbas, Mr.

Zahid Naeem and Mr. Sachin Wadhwa, as principals, as such agreement exists on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

Canadian Acquisition Documents means the Canadian Acquisition Agreement and all other documents, agreements and instruments executed by a Loan Party in connection with the Canadian Acquisition Agreement, as such documents, agreements and instruments exist on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

Canadian Anti-Money Laundering & Anti-Terrorism Legislation means the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Qaida and Taliban Regulations promulgated under the United Nations Act.

Canadian Borrowing Base means the Dollar Equivalent of the difference between (i) the sum of (a) up to eighty-five percent (85%) of Eligible Receivables of Canadian Revolving Borrowers plus (b) up to sixty percent (60%) of Eligible Unbilled Receivables of Canadian Revolving Borrowers, minus (ii) such reserves as Administrative Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion (including, without limitation, in respect of Priority Payables). Notwithstanding anything to the contrary herein, the Administrative Agent may, in its sole but reasonable discretion, at any time hereafter, decrease the advance percentage for Eligible Receivables and Eligible Unbilled Receivables or increase the level of reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Administrative Agent may deem necessary or appropriate. Any such change shall become effective three (3) Business Days from the date of written notice from the Administrative Agent to the Borrowing Agent for the purpose of calculating the Canadian Borrowing Base hereunder; provided, however, upon the occurrence of an Event of Default hereunder, such change shall become effective immediately for the purpose of calculating the Canadian Borrowing Base hereunder.

Canadian Collateral Documents means, individually or collectively as the context may require, (i) the General Security Agreement, dated the Closing Date, executed and delivered by each Canadian Loan Party to the Administrative Agent for the benefit of the Lenders, and (ii) any other document, instrument or agreement executed and delivered by a Canadian Loan Party in favor of the Administrative Agent for the benefit of the Lenders pursuant to which a Lien is granted by such Canadian Loan Party in its Collateral as security for the Obligations.

Canadian Dollar Loan means a Loan made in Canadian Dollars in accordance with the provisions of this Agreement.

Canadian Dollars means the official currency of Canada.

Canadian Guaranty Agreement or Canadian Guaranty Agreements means, singularly or collectively, as the context may require, any Guaranty and Suretyship Agreement executed and delivered by any Canadian Person to the Administrative Agent for the benefit of the Lenders on or after the date hereof, in form and substance satisfactory to the Administrative Agent.

Canadian Loan Parties means each Loan Party that is a Canadian Person.

Canadian Obligations means all Obligations of the Canadian Loan Parties.

Canadian Pension Plan means each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is maintained or contributed to by a Loan Party for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.

Canadian Pension Termination Event means (a) the voluntary full or partial wind up of a Specified Canadian Pension Plan by a Loan Party; (b) the institution of proceedings by FSCO to wind up in whole or in part, or have a trustee appointed to administer, a Specified Canadian Pension Plan; (c) any other event or condition which could reasonably be expected to constitute grounds for the full or partial wind up of, or the appointment of trustee to administer, a Specified Canadian Pension Plan; or (d) the failure to remit contributions when due under applicable pension standards legislation to a Canadian Pension Plan which provides benefits on a defined contribution basis.

Canadian Person means an entity organized under the laws of Canada or any province or territory thereof.

Canadian Purchaser means Mastech Canada.

Canadian Revolving Borrowers means, singularly or collectively as the context may require, Mastech Canada and each other Person which joins this Agreement as a Canadian Revolving Borrower after the date hereof pursuant to Section 12.15 [Joinder].

Canadian Revolving Facility Usage means at any time the sum of the Dollar Equivalent amount of the outstanding Revolving Credit Loans to the Canadian Revolving Borrowers.

Canadian Sublimit Amount means Ten Million and 00/100 Dollars ($10,000,000.00).

Capital Expenditures means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Lease Obligations means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

Capital Stock means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Collateralize means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case in the aggregate amount of not less than one hundred five percent (105%) of the Letter of Credit Obligations, and in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender.

Cash Management Agreements has the meaning specified in Section 2.5.6 [Swing Loans Under Cash Management Agreements].

CDOR Rate has the meaning assigned to such term in the definition of Euro-Rate.

CEA means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

CFTC means the Commodity Futures Trading Commission.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control means that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of an amount of Voting Power that equals or exceeds the aggregate amount of Voting Power owned by Ashok K. Trivedi and Sunil Wadhwani. For purposes of calculating the amount of Voting Power owned by Ashok K. Trivedi and Sunil Wadhwani, shares beneficially owned by members of their immediate family in trust or family partnerships for the benefit of Messrs. Trivedi and Wadhwani or members of their immediate family shall be deemed to be beneficially owned by Messrs. Trivedi and Wadhwani, respectively.

CIP Regulations has the meaning specified in Section 11.11 [No Reliance Etc.].

Closing Compliance Certificate has the meaning assigned to that term in Section 8.1.1 [Deliveries].

Closing Date means the Business Day on which the first Loan shall be made, which shall be July 13, 2017.

Code means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect, and to the extent this defined term is applicable to any Canadian Loan Party, the Income Tax Act (Canada).

Collateral means the personal and/or real property of any Person granted as collateral to secure the Obligations or any portion thereof.

Collateral Assignment means the Collateral Assignment of Representations, Warranties, Covenants, Indemnity, Escrow and Purchase Price Adjustment Rights, dated the Closing Date, made by MDI for the benefit of the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Collateral Assignment (AmberLeaf) means the Collateral Assignment of Representations, Warranties, Covenants, Indemnity, Escrow and Purchase Price Adjustment Rights, dated the Third Amendment Effective Date, made by MDDI for the benefit of the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Collateral Documents means the Security Agreement, the Pledge Agreement, the Collateral Assignment, the Collateral Assignment (AmberLeaf), the IP Security Agreement, the Canadian Collateral Documents and any other agreement, document or instrument granting a Lien in Collateral.

Commercial Letter of Credit means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties or their Subsidiaries in the ordinary course of business.

Commitment means as to any Lender the aggregate of its Revolving Credit Commitment (and in the case of PNC, including its Swing Loan Commitment)~~, Term Loan Commitment~~ and ~~Delayed Draw~~ Term Loan Commitment, and Commitments means the aggregate of the Revolving Credit Commitments~~,~~ and Term Loan Commitments ~~and Delayed Draw Term Loan Commitments of all of the Lenders~~.

Commitment Fee has the meaning specified in Section 2.3 [Commitment Fee].

Compliance Certificate has the meaning specified in Section 9.3.3 [Certificate of MDI].

Computation Date has the meaning specified in Section 2.10 [Periodic Computations of Dollar Equivalent Amounts, Etc.].

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Contras has the meaning specified in the definition of Eligible Receivables.

Covered Entity means (a) each Loan Party and each Subsidiary of any Loan Party, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily LIBOR Rate means, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 6.8.5 [Additional Reserve Requirements]. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than ~~zero (0.00~~fifty basis points (0.50%), such rate shall be deemed to be ~~zero (0.00~~fifty basis points (0.50%) for purposes of this Agreement.

Defaulting Lender means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowing Agent or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrowing Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrowing Agent, as the case may be, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) has failed at any time to comply with the provisions of Section 6.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 6.13 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, manager, receiver and manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

~~Delayed Draw Commitment Period means the period beginning on the Closing Date and ending on the Final Earn-Out Date.~~

~~Delayed Draw Term Loan Commitment means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Delayed Draw Term Loans,” as such Commitment is thereafter assigned or modified and Delayed Draw Term Loan Commitments means the aggregate Delayed Draw Term Loan Commitments of all of the Lenders.~~

~~Delayed Draw Term Loan Request has the meaning given to such term in Section 4.4 [Delayed Draw Term Loan Requests].~~

~~Delayed Draw Term Loans means collectively and Delayed Draw Term Loan means separately all Delayed Draw Term Loans or any Delayed Draw Term Loans made by the Lenders or one of the Lenders to the Acquisition Borrowers pursuant to Section 4.1 [Delayed Draw Term Loans Commitments].~~

~~Delayed Draw Ticking Fee has the meaning specified in Section 4.3 [Delayed Draw Ticking Fees].~~

Designated Lender has the meaning specified in Section 6.14 [Designated Lenders].

Disqualified Lender means any Person who is identified to the Administrative Agent in writing prior to the date hereof that is engaged in a Mastech competitive business; provided that, Borrowing Agent shall be permitted to supplement such list in writing to the Administrative Agent from time to time after the Closing Date to the extent that such supplemented Person (a) is an Affiliate of any Person identified as a Disqualified Lender prior to the Closing Date or (b) is or becomes, or Borrowing Agent hereafter learns that such Person is, engaged in a Mastech competitive business (or is an Affiliate of any such Person). Any supplement to the list of Disqualified Lenders shall become effective five (5) Business Days after delivery to the Administrative Agent. As used herein, “Mastech competitive business” means, as at any date of determination, the sale or attempted sale of any products or services which are the same as or similar to the products and services sold by any Loan Party or any of its Subsidiaries.

Dollar, Dollars, U.S. Dollars and the symbol $ means lawful money of the United States of America.

Dollar Equivalent means, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Domestic Person means the US Persons and the Canadian Persons.

Domestic Subsidiary means any Subsidiary of any Loan Party that is a Domestic Person.

Drawing Date has the meaning specified in Section 2.7.3.1 [Disbursements, Reimbursement].

Early Opt-in Event means a determination by the Administrative Agent that (a) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in Section 5.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in Dollars or (b) with respect to Canadian Dollar Loans, U.S. credit facilities providing for loans in Canadian Dollars being executed at such time, or that include language similar to that contained in Section 5.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in Canadian Dollars.

EBITDA means, for any period of determination, the sum of (i) net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), plus (ii) interest expense, plus (iii) all charges against or minus credits to income for federal, state and local income tax expenses, plus (iv) non-cash share issuance and share option related compensation expense items (SFAS 123, 148 and APB 25 and each of their respective successors), plus (v) depreciation, plus (vi) amortization, plus (vii) non-cash stock based compensation, plus or minus (as applicable) (viii) any non-cash charges related to the ~~Acquisitions~~AmberLeaf Acquisition or Permitted Acquisitions, including goodwill impairment or other expenses or credits in connection with the consummation of the ~~Acquisitions~~AmberLeaf Acquisition or Permitted Acquisitions or adjustments to the contingent purchase price component of the ~~Acquisitions~~AmberLeaf Acquisition or a Permitted Acquisition, plus (ix) non-recurring costs and expenses in connection with (A) the ~~Acquisitions and~~AmberLeaf Acquisition in an aggregate amount not to exceed $600,000 and (B) Permitted Acquisitions occurring after the Third Amendment Effective Date, in an amount not to exceed $~~2,200,000~~900,000 in the aggregate for ~~the Acquisitions and all~~all such Permitted Acquisitions, plus (x) costs and expenses related to severance in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) during the term of this Agreement, ~~plus (xi) to the extent treated as an expense item, the portion of the Acquisition Earn-Out paid as a bonus to the employees of Mastech Canada in accordance with the Canadian Acquisition Agreement, in an aggregate amount not to exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), in~~in each case of MDI on a Consolidated Basis. For purposes of calculating EBITDA, (a) with respect to a business acquired by the Loan Parties pursuant to the ~~Acquisitions~~AmberLeaf Acquisition or a Permitted Acquisition, EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the ~~Acquisitions~~AmberLeaf Acquisition or the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 9.2.7 [Dispositions of Assets or Subsidiaries], EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Contract Participant means an “eligible contract participant” as defined in the CEA and the regulations thereunder.

Eligible Receivables means and include with respect to each Revolving Borrower, an account receivable of any Revolving Borrower arising in the ordinary course of such Revolving Borrower’s business and which the Administrative Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as the Administrative Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to a first priority perfected security interest in favor of the Administrative Agent, and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent. In addition, a Receivable of a Revolving Borrower shall be an Eligible Receivable only if:

(a)    It is not more than ninety (90) days from the date of the invoice therefore;

(b)    It arose from the performance of services or an outright sale of goods by a Revolving Borrower in the ordinary course of such Revolving Borrower’s business and such goods have been shipped, or services provided or will be provided, to the Account Debtor and such Revolving Borrower has possession of, or has delivered to the Administrative Agent, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Administrative Agent that such services have been provided or will be provided;

(c)    It is not subject to any prior assignment, claim or Lien, and the Revolving Borrowers will not make any further assignment of the Receivable or create any further Lien on the Receivable (in each case other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent and (iii) unregistered Liens in respect of Priority Payables that are not yet due and payable and which are not being enforced or Permitted Liens subject to reserves under the Borrowing Base and which are not being enforced), or permit its rights in the Receivable to be reached by attachment, levy, garnishment or other judicial process;

(d)    It is not subject to set-off, credit allowance or adjustment by the Account Debtor, except discounts allowed for prompt payment, and the Account Debtor has not complained as to its liability on the Receivable and has not returned, or retained the right to return, any of the goods from the sale of which the Receivable arose;

(e)    It does not arise from a sale of goods that are delivered or to be delivered outside the United States of America or a province or territory of Canada that has adopted the PPSA or from a sale of goods to an Account Debtor domiciled outside of the United States of America or a province or territory of Canada that has adopted the PPSA, unless the sale is (i) on a letter of credit, which is in form and substance and issued by a financial institution satisfactory to the Administrative Agent and which has been issued or confirmed by a bank that is organized under the Laws of the United States of America or a state thereof and which has been transferred or assigned to the Administrative Agent as additional security or (ii) insured by credit insurance, with an insurance company reasonably acceptable to the Administrative Agent that names the Administrative Agent as an additional insured and lender/loss payee with respect thereto;

(f)    It arose in the ordinary course of a Revolving Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier, an employee, member, officer, relative of an officer or any other Affiliate of a Revolving Borrower;

(g)    It does not arise with respect to an Account Debtor from whom fifty percent (50%) or more of the total amount owed by such Account Debtor to any Revolving Borrower (i) is more than ninety (90) days from the date of the invoice therefore or (ii) is otherwise ineligible under this definition;

(h)    It does not arise with respect to an Account Debtor whose Receivables constitute twenty percent (20%) or more of the aggregate amount of all outstanding Receivables of any Revolving Borrower; provided, however, that to the extent that any one Account Debtor’s Receivables exceed the percentage set forth above in this paragraph (h), such Receivables shall be ineligible solely to the extent that such Receivables exceed the percentage set forth above in this Paragraph (h), unless otherwise ineligible under this definition;

(i)    It does not arise out of contracts with (i) the United States, any state or any department, agency, or instrumentality thereof, unless the applicable Revolving Borrower has executed all instruments and taken all steps required by the Administrative Agent including but not limited to, steps to ensure that all monies due and to become due under such contracts shall be assigned to the Administrative Agent and notice thereof given to the government under the Federal Assignment of Claims Act or other applicable Law and an agreement by such Account Debtor to make payment directly to the Administrative Agent or (ii) Her Majesty in right of Canada or any Provincial or local Official Body, or any ministry, unless the applicable Revolving Borrower assigns its right to payment of such Receivable to the Administrative Agent in compliance with the particular provisions of the Financial Administration Act, R.S.C. 185, c.F 11, as amended, or any similar applicable federal, provincial or local law, regulation or requirement; and such assignment is enforceable against such Official Body;

(j)    It does not constitute a finance charge;

(k)    No notice of bankruptcy, insolvency or material adverse change of the Account Debtor has been received by or is known to the Revolving Borrowers;

(l)    It is not a Receivable with respect to which there is an unresolved dispute with respect to the Account Debtor’s obligation thereunder; provided, however, that to the extent that there is an unresolved dispute with respect to the Account Debtor’s obligations under such

Receivable, such Receivable shall be ineligible solely to the extent of the disputed amount thereof, unless otherwise ineligible under this definition;

(m)    It is not a Receivable evidenced by an “instrument” or “chattel paper” (each as defined in the UCC) not in the possession of the Administrative Agent;

(n)    The Administrative Agent has not notified the Revolving Borrowers that, despite the fact that the Account Debtor meets other specifications established by the Administrative Agent in accordance with this Agreement, the Administrative Agent has determined, in its Permitted Discretion, that the Receivable or Account Debtor is unsatisfactory; and

(o)    It is payable in freely transferable Dollars or Canadian Dollars.

In addition to the foregoing requirements, Receivables of any Account Debtor that are otherwise Eligible Receivables shall be reduced to the extent of any accounts payable (including, without limitation, the Administrative Agent’s reasonable estimate of any contingent or accrued liabilities) by the applicable Revolving Borrower to such Account Debtor (collectively, “Contras”); provided that the Administrative Agent, in its Permitted Discretion, may determine that none of the accounts with respect to such Account Debtor shall be Eligible Receivables in the event that there exists an unreasonably large amount of payables owing to such Account Debtor.

Eligible Unbilled Receivables means and refer to those certain Receivables relating to which a Revolving Borrower has not yet billed for the completed service or the completed sale giving rise thereto, and that otherwise would be deemed Eligible Receivables in accordance with the provisions of the definition thereof (other than for their unbilled status as described above); provided, that for determining if such Receivables satisfy clause (a) of the definition of Eligible Receivables, such Receivables shall be deemed to have been invoiced on the date that such Receivables are first included in the US Borrowing Base or Canadian Borrowing Base, as applicable.

Eligibility Date means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Environmental Laws means all applicable federal, state, provincial, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equivalent Amount means, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s rate (based on the market rates then prevailing and available to Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency has the meaning specified in the definition of “Equivalent Amount”.

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by MDI or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by MDI or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon MDI or any member of the ERISA Group.

ERISA Group means, at any time, MDI and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with MDI, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Euro-Rate means the following:

(a) with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period; and

(b) with respect to Loans denominated in Canadian Dollars comprising any Borrowing Tranche for any Interest Period, the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then the Administrative Agent may determine a comparable replacement rate at such time (which determination shall be conclusive absent manifest error).

Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than ~~zero (0.00~~fifty basis points (0.50%), such rate shall be deemed to be ~~zero (0.00~~fifty basis points (0.50%) for purposes of this Agreement.

Euro-Rate Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 5.1.1(ii) [Revolving Credit Euro-Rate Option] or Section 5.1.2(ii) [Term Facility Euro-Rate Option], as applicable.

Event of Default means any of the events described in Section 10.1 [Events of Default] and referred to therein as an “Event of Default.”

Excess Cash Flow means as for any fiscal period of MDI and its Subsidiaries, (i) EBITDA minus (ii) Fixed Charges.

Excluded Hedge Liability or Liabilities means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an

Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Subsidiaries means each Subsidiary of any Loan Party that is not a Domestic Person. The Excluded Subsidiaries are not required to join this Agreement as Loan Parties.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowing Agent under Section 6.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 6.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 6.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of any Loan Party to provide documentation or information to the IRS).

Existing Letters of Credit means the letters of credit set forth on Schedule 1.1(E) that were issued by PNC Bank prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

~~Final Earn-Out Date means the date on which the final Acquisition Earn-Out payment, if any, required to be made after the second (2nd) anniversary of the Closing Date is due and payable.~~

Fixed Charge Coverage Ratio means, for any period of determination, the ratio of (i) EBITDA to (ii) Fixed Charges.

Fixed Charges means for any period of determination, the sum of (a) cash interest expense, plus (b) scheduled principal installments (excluding prepayments of Loans) on Total Indebtedness (as adjusted for prepayments) including, without limitation, payments under Capital Leases, plus (c) cash income tax expense, plus (d) Capital Expenditures, plus (e) Stock Repurchases, plus (f) dividends or distributions, in each case of MDI on a Consolidated Basis.

Foreign Currency Hedge means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities has the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Foreign Lender means (i) if a Borrower is a US Person, a Lender that is not a US Person, and (ii) if a Borrower is not a US Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

FSCO means The Financial Institutions Commission of British Columbia, the Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with applicable Law and any other Official Body succeeding to the functions thereof.

GAAP means generally accepted accounting principles as are in effect from time to time in the United States of America, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Guarantor means, collectively, any Person that is from time to time party to a Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof .

Guarantor Joinder means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit 1.1(G).

Guaranty of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement or Guaranty Agreements means, singularly or collectively, as the context may require, the US Guaranty Agreement and the Canadian Guaranty Agreement.

Hedge Liabilities means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

ICC has the meaning specified in Section 12.11.1 [Governing Law].

Increased Amount Date means as is specified in Section 5.7 [Incremental Loans].

~~Increasing Lender has the meaning assigned to that term~~Incremental Lender means as is specified in Section ~~2.9.1 [Increasing Lenders and New Lenders~~5.7 [Incremental Loans].

Incremental Loan Commitments means as is specified in Section 5.7 [Incremental Loans].

Incremental Loans means as is specified in Section 5.7 [Incremental Loans].

Incremental Revolving Credit Commitment means as is specified in Section 5.7 [Incremental Loans].

Incremental Revolving Credit Increase means as is specified in Section 5.7 [Incremental Loans].

Incremental Term Loan means as is specified in Section 5.7 [Incremental Loans].

Incremental Term Loan Commitment means as is specified in Section 5.7 [Incremental Loans].

Indebtedness means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement or bank guarantee, (iv) Hedge Liabilities, (v) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than forty-five (45) days past due), (vi) indebtedness constituting earn-out obligations of such Person to the extent such become liabilities on the balance sheet of such Person in accordance with GAAP or (vii) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee has the meaning specified in Section 12.3.2 [Indemnification by the Loan Parties].

Indian Acquisition means the collective purchase by Indian Purchaser and Mastech Digital Private Limited of all of the outstanding shares of InfoTrellis India Private Limited consummated pursuant to the Indian Acquisition Documents.

Indian Acquisition Agreement means the Share Purchase Agreement, dated July 5, 2017, by and among Indian Purchaser, 2291496 Ontario Inc., a corporation organized under the Laws of Ontario, Canada, InfoTrellis India Private Limited, an Indian company, Mastech Digital Private Limited, an Indian company and Mr Kumaran Sasikanthan, as such agreement exists on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

Indian Acquisition Documents means the Indian Acquisition Agreement and all other documents, agreements and instruments executed by a Loan Party in connection with the Indian Acquisition Agreement, as such documents, agreements and instruments exist on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

Indian Purchaser means MDDI.

Information means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential or is otherwise known by the recipient thereof to be confidential.

InfoTrellis means InfoTrellis Inc., a corporation organized under the Laws of Ontario, Canada.

Insolvency Proceeding means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, manager, receiver and manager, interim receiver, monitor, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up, arrangement, reorganization or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement means the Intercompany Subordination Agreement, dated the Closing Date, among MDI and various of its Subsidiaries, in form and substance satisfactory to the Administrative Agent.

Interest Period means the period of time selected by the Borrowing Agent in connection with (and to apply to) any election permitted hereunder by or on behalf of the Borrowers to have Revolving Credit Loans~~, Term Loans~~ or ~~Delayed Draw~~ Term Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one (1) Month with respect to Loans in Canadian Dollars and one (1), two (2), three (3) or six (6) Months (and, if agreed to by all Lenders (other than a Defaulting Lender), twelve (12) Months) with respect to all other Loans. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrowers are renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowing Agent shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date.

Interest Rate Hedge means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option means the Base Rate Option or the Euro-Rate Option.

IP Security Agreement means the Patent, Trademark and Copyright Security Agreement, dated the Closing Date, in form and substance satisfactory to the Administrative Agent, executed and delivered by each US Loan Party to the Administrative Agent for the benefit of the Lenders.

IRS means the Internal Revenue Service, and to the extent this defined term is applicable to any Canadian Loan Party, the Canada Revenue Agency.

ISP98 has the meaning specified in Section 12.11.1 [Governing Law].

Issuing Lender means PNC in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrowing Agent, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Joint Venture means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender Joinder Agreement means a joinder of a Lender under the Loan Documents, substantially in the form of Exhibit 1.1(L), delivered in connection with any Incremental Loan Commitments pursuant to Section 5.7 [Incremental Loans].

Lender Provided Foreign Currency Hedge means a Foreign Currency Hedge which is provided by any Person that was a Lender or its Affiliate at the time such Foreign Currency Hedge was entered into or which was in existence on the Closing Date and which: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, and (b) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2.4 [Application of Proceeds].

Lender Provided Interest Rate Hedge means an Interest Rate Hedge which is provided by any Person that was a Lender or its Affiliate at the time such Interest Rate Hedge was entered into or which was in existence on the Closing Date and which: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, and (b) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2.4 [Application of Proceeds].

Lenders means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Lending Office means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s administrative questionnaire, or such other office or offices as such Person may from time to time notify the Borrowing Agent and the Administrative Agent.

Letter of Credit has the meaning specified in Section 2.7.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing has the meaning specified in Section 2.7.3.3 [Disbursements, Reimbursement].

Letter of Credit Fee has the meaning specified in Section 2.7.2 [Letter of Credit Fees].

Letter of Credit Obligation means, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Leverage Ratio means, as of the date of determination, the ratio of (A) Total Funded Debt to (B) EBITDA (i) for the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four (4) fiscal quarters most recently ended if such date is not a fiscal quarter end.

Lien means any mortgage, deed of trust, pledge, lien, adverse claim or right, deemed trust, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents means this Agreement, the Administrative Agent’s Letter, the Collateral Documents, each Guaranty Agreement, the Intercompany Subordination Agreement, each Note and any other instruments, certificates or documents delivered in connection herewith or therewith, and Loan Document means any of the Loan Documents.

Loan Parties means the Borrowers and the Guarantors.

Loan Request has the meaning specified in Section 2.4 [Loan Requests; Swing Loan Requests].

Loans means collectively and Loan means separately all Revolving Credit Loans, Swing Loans, ~~Term Loans~~ and the ~~Delayed Draw~~ Term Loans or any Revolving Credit Loan, Swing Loan~~, Term Loan~~ or ~~Delayed Draw~~ Term Loan.

Mastech Canada means Mastech InfoTrellis Digital, Ltd., a corporation organized under the Laws of British Columbia, Canada.

Material Adverse Change means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Maturity Date means ~~July 13~~October 1, ~~2022~~2023.

MDA means Mastech Digital Alliances, Inc., a Pennsylvania corporation.

MD Consulting means Mastech Digital Consulting, Inc., a Pennsylvania corporation.

MDDI means Mastech Digital Data, Inc., a Delaware corporation.

MDI has the meaning specified in the Preamble hereof.

MD InfoTech means Mastech Digital InfoTech, Inc., a Pennsylvania corporation.

MDI on a Consolidated Basis means the consolidation of MDI and its Subsidiaries in accordance with GAAP.

MDR means Mastech Digital Resourcing, Inc., a Pennsylvania corporation.

MD Services means Mastech Digital Services, Inc., a Pennsylvania corporation.

MD Solutions means Mastech Digital Solutions, Inc., a Pennsylvania corporation.

MDT means Mastech Digital Technologies, Inc., a Pennsylvania corporation.

MII means Mastech InfoTrellis, Inc., a Delaware corporation.

Month, with respect to an Interest Period means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which MDI or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the plan year including the Closing Date and the preceding five plan years, has made or had an obligation to make such contributions, but, for greater certainty, does not include any Canadian Pension Plan.

~~New Lender has the meaning assigned to that term in Section 2.9.1 [Increasing Lenders and New Lenders].~~

Non-Consenting Lender has the meaning specified in Section 12.1 [Modifications, Amendments or Waivers].

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Non-Qualifying Party means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the effective date of the applicable Swap.

Non-US Loan Party has the meaning assigned to that term in Section 12.13.4 [Bifurcation of Obligations].

Notes means, collectively, the promissory notes in substantially the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in substantially the form of Exhibit 1.1(N)(2) evidencing the Swing Loan~~,~~ and in substantially the form of Exhibit 1.1(N)(3) evidencing the Term Loans ~~and substantially in the form of Exhibit 1.1(N)(4) evidencing the Delayed Draw Term Loans~~.

Obligation means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

Official Body means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, local or provincial (which shall be deemed to include territories), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Order has the meaning specified in Section 2.7.9 [Liability for Acts and Omissions].

Original Currency has the meaning specified in Section 6.11 [Currency Conversion Procedures for Judgments].

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Currency has the meaning specified in Section 6.11 [Currency Conversion Procedures for Judgments].

Other Lender Provided Financial Service Product means agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 6.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

Overnight Rate means for any day with respect to any Loans in a currency other than Dollars, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Participant has the meaning specified in Section 12.8.4 [Participations].

Participant Register has the meaning specified in Section 12.8.4 [Participations].

Participation Advance has the meaning specified in Section 2.7.3.3 [Disbursements, Reimbursement].

Payment Date means the first day of each calendar quarter after the date hereof and on the Maturity Date or upon acceleration of the Notes.

Payment In Full and Paid in Full means the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification obligations which by their terms survive the termination of the Commitments and payment of the Loans), termination of the Commitments and expiration, termination or cash collateralization (in accordance with the terms of this Agreement) of all Letters of Credit.

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, but, for greater certainty, does not include any Canadian Pension Plan.

Permitted Acquisition has the meaning specified in Section 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Discretion means a determination made by the Administrative Agent in good faith in the exercise of its reasonable business judgment based on how a lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Loan Parties at the time with the information then available to it.

Permitted Investments means:

(a)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d)    money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above; and

(e)    investments made under any cash management agreements with any Lender or any commercial bank that satisfies the criteria set forth in clause (c) above.

Permitted Liens means:

(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and statutory and common law Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default and Liens arising by applicable law relating to employee contributions withheld from payroll of a Canadian Loan Party but not yet due to be remitted to a Canadian Pension Plan pursuant to applicable pension standards legislation;

(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)    Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Services Obligations);

(vii)    Any Lien existing on the ~~date of this Agreement~~Third Amendment Effective Date and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)    Subject to any limitation set forth in Section 9.2.1 [Indebtedness] with respect to any related Indebtedness, (a) Purchase Money Security Interests and Capital Leases; provided that such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such Capital Lease; and (b) Liens existing on property of any Person that becomes a Subsidiary after the date of this Agreement that exists at the time such Person becomes a Subsidiary and is not created in anticipation or contemplation of such Person becoming a Subsidiary;

(ix)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)    claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)    claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)    claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)    Liens resulting from final judgments or orders described in Section 10.1.7 [Final Judgments or Orders]; and

(x)     Liens securing other obligations of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed One Million One Hundred Thousand and 00/100 Dollars ($~~1,000,000.00~~1,100,000.00 ) at any one time outstanding.

Person means any individual, corporation, partnership, limited partnership, limited and unlimited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Pledge Agreement means the Pledge Agreement, dated the Closing Date, in form and substance satisfactory to the Administrative Agent, executed and delivered by each US Loan Party to the Administrative Agent for the benefit of the Lenders.

PNC means PNC Bank, National Association, its successors and assigns.

Potential Default means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

PPSA means the Personal Property Security Act (British Columbia), Personal Property Security Act (Ontario) or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

Prime Rate means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Priority Payables means (a) the full amount of the obligations, liabilities or indebtedness of any Canadian Revolving Borrower which (i) has a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Obligations on any Collateral under any applicable Law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Canadian Obligations under any applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, including pursuant to the Wage Earner Protection Program Act

(Canada), government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan) and (b) the the amount equal to the aggregate value of the right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

Prior Security Interest means a valid and enforceable perfected first-priority security interest under the UCC or PPSA, as applicable, in the Collateral which is subject only to Permitted Liens.

Projections has the meaning specified in Section 7.1.6(ii) [Financial Projections].

Published Rate means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property

Purchasers means US Purchaser, Canadian Purchaser and Indian Purchaser.

Qualified ECP Loan Party means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00), or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share means:

(i)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swing Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(ii)    with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders;

(iii)    ~~with respect to a Lender’s obligation to make Delayed Draw Term Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Delayed Draw Term Loan Commitment bears to the Delayed Draw Term Loan Commitments of all of the Lenders, provided that if the Delayed Draw Term Loan Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Delayed Draw Term Loan Commitments most recently in effect, giving effect to any assignments;~~[reserved];

(iv)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment plus Term Loan ~~plus Delayed Draw Term Loan Commitment~~, by (B) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans ~~plus Delayed Draw Term Loan Commitments~~ of all Lenders; provided, however that ~~(a)~~ if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, subject to Section 6.13 [Defaulting Lenders] ~~and (b) if the Delayed Draw Term Loan Commitments have terminated or expired, the computation in this clause shall be determined based upon the Delayed Draw Term Loan Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Delayed Draw Term Loan Commitments, subject to Section 6.13 [Defaulting Lenders].~~.

Receivable means any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Revolving Borrower. All Receivables, whether Eligible Receivables or not, shall be subject to the Administrative Agent’s Prior Security Interest.

Recipient means (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency has the meaning specified in the definition of “Equivalent Amount.”

Reimbursement Obligation has the meaning specified in Section 2.7.3.1 [Disbursements, Reimbursement].

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Governmental Body means, with respect to any currency the London interbank market or other applicable offshore interbank market.

Relevant Interbank Market means in relation to any currency other than Dollars, the applicable offshore interbank market.

Relief Proceeding means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, manager, receiver and manager, interim receiver, monitor, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up, reorganization, arrangement or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Required Lenders means

(A)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(B)    If there exist three (3) or more Lenders, at least two (2) Lenders (other than any Defaulting Lender) aggregately having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender)~~,~~ and (b) the aggregate outstanding amount of any Term Loans ~~and (c) the aggregate amount of the Delayed Draw Term Loan Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Delayed Draw Term Loan Commitments, the outstanding Delayed Draw Term Loans of the Lenders (excluding any Defaulting Lender).~~.

Required Share has the meaning assigned to such term in Section 2.11 [Settlement Date Procedures].

Resolution Authority means any Person which has authority to exercise any Write-down and Conversion Powers.

Revolving Borrowers means the US Revolving Borrowers and the Canadian Revolving Borrowers.

Revolving Credit Commitment means, as to any Lender at any time, the amount initially set forth opposite its name as of the Third Amendment Effective Date on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned, increased pursuant to Section ~~2.9 [Increase in Revolving Credit Commitments~~5.7 [Incremental Loans] or otherwise modified, and Revolving Credit Commitments means the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans means collectively and Revolving Credit Loan means separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Revolving Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.7.3 [Disbursements, Reimbursement].

Revolving Facility Usage means, collectively, the US Revolving Facility Usage and the Canadian Revolving Facility Usage.

Sanctioned Country means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Schedule of Accounts means a detailed aged trial balance of all then existing Receivables in form and substance reasonably satisfactory to Administrative Agent, specifying in each case the names, addresses, face amount and dates of invoice(s) for each Account Debtor obligated on a Receivable so listed and, if requested by the Administrative Agent, copies of proof of delivery and customer statements and the original copy of all documents, including, without limitation, repayment histories and present status reports, and such other matters and information relating to the status of the Receivables and/or the Account Debtors so scheduled as the Administrative Agent may from time to time reasonably request.

Schedule of Payables means a detailed listing of the Revolving Borrowers’ (i) existing accounts payable, specifying the names of each creditor and the amount owed to such creditor and such matters and information relating to the status of the Revolving Borrowers’ accounts payable so scheduled as the Administrative Agent may from time to time reasonably request and (ii) Priority Payables.

SEC means the United States Securities and Exchange Commission.

Security Agreement means the Security Agreement, dated the Closing Date, in form and substance satisfactory to the Administrative Agent, executed and delivered by each US Loan Party to the Administrative Agent for the benefit of the Lenders.

Settlement Date means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 2.11 [Settlement Date Procedures].

Solvent means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Canadian Pension Plan means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

Standard & Poor’s means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit means a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties or their Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Loan Parties or their Subsidiaries, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.

Statements has the meaning specified in Section 7.1.6(i) [Historical Statements].

Stock Repurchase or Stock Repurchases means, from the period of determination, all purchases, redemptions or other acquisitions by MDI of any shares of any class of capital stock of MDI.

Subsidiary of any Person at any time means any corporation, trust, partnership, limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests has the meaning specified in Section 7.1.2 [Capitalization; Subsidiaries; Investment Companies].

Swap means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, or a Lender Provided Foreign Currency Hedge.

Swing Loan Commitment means PNC’s commitment to make Swing Loans to the US Revolving Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to ~~Five~~Six Million and 00/100 Dollars ($~~5,000,000.00~~6,000,000.00).

Swing Loan Lender means PNC, in its capacity as a lender of Swing Loans.

Swing Loan Note means the Swing Loan Note of the US Revolving Borrowers in substantially the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request means a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests].

Swing Loans means collectively and Swing Loan means separately all Swing Loans or any Swing Loan made by PNC to the US Revolving Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment].

Target means, singularly or collectively, as the context may require, InfoTrellis, 2291496 Ontario Inc., a corporation organized under the Laws of Ontario, Canada and InfoTrellis India Pvt. Ltd., an Indian corporation.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term Loan Commitment means, as to any Lender at any time, the amount initially set forth opposite its name as of the Third Amendment Effective Date on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Term Loan Commitments means the aggregate Term Loan Commitments of all of the Lenders.

Term Loans means collectively and Term Loan means separately all Term Loans or any Term Loans made on the Third Amendment Effective Date by the Lenders or one of the Lenders to the Acquisition Borrowers pursuant to Section 3.1 [Term Loans Commitments].

Third Amendment means that certain Third Amendment to Credit Agreement, dated as of October 1, 2020, by and among MDI and each of the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

Third Amendment Effective Date means the Effective Date (as such term is defined in the Third Amendment).

Total Funded Debt means, as of any date of determination, the sum of all Indebtedness representing borrowed money, including both current and long term portion thereof, Capital Lease Obligations, reimbursement obligations under letters of credit, obligations under any Swap (excluding net obligations under a Swap (exclusive of any mark to market adjustment not requiring any actual cash payment or settlement) and contingent and guaranty obligations (excluding any Indebtedness in respect of the Acquisition Earn-Out), in each case of MDI on a Consolidated Basis.

UCC means the Uniform Commercial Code as adopted in the State of New York from time to time.

UCP has the meaning specified in Section 12.11.1 [Governing Law].

Undrawn Availability means, as of any date of determination, an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Revolving Credit Commitments, minus (b) the sum of (i) the Revolving Facility Usage plus (ii) all amounts due and owing to any Revolving Borrower’s trade creditors which are outstanding beyond normal trade terms, plus (iii) fees and expenses then due from the Revolving Borrowers hereunder which have not been paid or charged to the account of the Revolving Borrowers.

Unpaid Drawing means, with respect to any Letter of Credit, the aggregate Dollar Equivalent amount of the draws made on such Letters of Credit that have not been reimbursed by the US Revolving Borrowers.

USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

US Acquisition means the purchase by US Purchaser from InfoTrellis consummated pursuant to the US Acquisition Documents.

US Acquisition Agreement means the United States Asset Purchase Agreement, dated July 7, 2017, by and among US Purchaser, InfoTrellis and Mr. Mahmood Abbas, Mr. Zahid Naeem and Mr. Sachin Wadhwa, as principals, as such agreement exists on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

US Acquisition Documents means the US Acquisition Agreement and all other documents, agreements and instruments executed by a Loan Party in connection with the US Acquisition Agreement, as such documents, agreements and instruments exist on the Closing Date or as the same may be amended, supplemented or otherwise modified in compliance with the terms of the Loan Documents.

US Borrowing Base means the sum of (i) the sum of (a) up to eighty-five percent (85%) of Eligible Receivables of US Revolving Borrowers plus (b) up to sixty percent (60%) of Eligible Unbilled Receivables of US Revolving Borrowers, minus (ii) such reserves as Administrative Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion. Notwithstanding anything to the contrary herein, the Administrative Agent may, in its sole but reasonable discretion, at any time hereafter, decrease the advance percentage for Eligible Receivables and Eligible Unbilled Receivables or increase the level of reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Administrative Agent may deem necessary or appropriate. Any such change shall become effective three (3) Business Days from the date of written notice from the Administrative Agent to the Borrowing Agent for the purpose of calculating the US Borrowing Base hereunder; provided, however, upon the occurrence of an Event of Default hereunder, such change shall become effective immediately for the purpose of calculating the US Borrowing Base hereunder.

US Guaranty Agreement or US Guaranty Agreements means, singularly or collectively, as the context may require, any Guaranty and Suretyship Agreement executed and delivered by any US Person to the Administrative Agent for the benefit of the Lenders on or after the date hereof, in form and substance satisfactory to the Administrative Agent.

US Loan Party has the meaning assigned to that term in Section 12.13.4 [Bifurcation of Obligations].

US Purchaser means MII.

US Revolving Borrowers means, singularly or collectively as the context may require, (i) immediately prior to the consummation of the AmberLeaf Acquisition, MDI, MDT, MDA, MDR, MII, MD Services, MD Consulting, MD Solutions and MD InfoTech and (ii) immediately following the consummation of the AmberLeaf Acquisition, MDI, MDT, MDA, MDR, MII, MD Services, MD Consulting, MD Solutions, MD InfoTech, AmberLeaf and each other Person which joins this Agreement as a US Revolving Borrower after the date hereof pursuant to Section 12.15 [Joinder].

US Revolving Facility Usage means at any time the sum of the Dollar Equivalent amount of the outstanding Revolving Credit Loans to the US Revolving Borrowers, the outstanding Swing Loans, and the Letter of Credit Obligations.

US Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

US Tax Compliance Certificate has the meaning specified in Section 6.9.7 [Status of Lenders].

Voting Power shall mean, the voting power of the then outstanding capital stock of MDI entitled to vote generally in the election of directors of MDI.

Withholding Agent means any Loan Party and the Administrative Agent.

Write-down and Conversion Powers means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 9.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 9.2) have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 7.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrowing Agent notifies the Administrative Agent in writing that the Loan Parties wish to amend any financial covenant in Section 9.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee~~,~~ and Commitment Fee ~~and Delayed Draw Ticking Fee~~ determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee~~,~~ or Commitment Fee ~~or Delayed Draw Ticking Fee~~ determinations (or if the Administrative Agent notifies the Borrowing Agent in writing that the Required Lenders wish to amend any financial covenant in Section 9.2, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee~~,~~ and Commitment Fee ~~and Delayed Draw Ticking Fee~~ determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee, and ~~Delayed Draw Ticking~~Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Loan Parties and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 9.3.1 [Quarterly Financial Statements] and 9.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing or anything in this Agreement to the contrary, whenever in this Agreement it is necessary to determine whether a lease is a Capital Lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on the Closing Date (provided that if there is a change in GAAP after the Closing Date that effects the treatment of Capital Leases or operating leases, all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such change in GAAP shall be accompanied by a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

1.4    Currency Calculations. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement, shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Canadian Dollars shall be converted to Dollars on a weighted average basis in accordance with GAAP.

1.5      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.6    Euro-Rate Notification. Section 5.6 [Successor Euro-Rate Index] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that one or more Relevant Interbank Market offered rates is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to any Relevant Interbank Market offered rate or other rates in the definition of “Euro- Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

2.    REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1    Revolving Credit Commitments.

2.1.1    Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars to the US Revolving Borrowers or in Dollars or Canadian Dollars to the Canadian Revolving Borrowers at any time or from time to time on or after the date hereof to the Maturity Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) the US Revolving Facility Usage shall not exceed the US Borrowing Base, (iv) the Canadian Revolving Facility Usage shall not exceed the lesser of (a) the Canadian Sublimit Amount or (b) the Canadian Borrowing Base and (v) no Revolving Credit Loan to which the Base Rate Option applies shall be made in Canadian Dollars. Within such limits of time and amount and subject to the other provisions of this Agreement, the Revolving Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Commitments].

2.1.2    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swing Loan Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the US Revolving Borrowers at any time or from time to time after the date hereof to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, (i) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments and (ii) the US Revolving Facility Usage shall not exceed the US Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the US Revolving Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loan Commitment].

2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Revolving Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Revolving Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders have no obligation to make Revolving Credit Loans hereunder on or after the Maturity Date.

2.3    Commitment Fee. Accruing at all times from the Closing Date until the Maturity Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Revolving Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee in Dollars (the “Commitment Fee”) equal to the Applicable Commitment~~/Ticking~~ Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the ~~average~~ daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (computed to exclude therefrom the full amount of the outstanding Swing Loans); provided, however, that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Revolving Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4    Loan Requests; Swing Loan Requests.

2.4.1    Loan Requests. Except as otherwise provided herein, the Borrowing Agent may, on behalf of the US Revolving Borrowers or the Canadian Revolving Borrowers, from time to time prior to the Maturity Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 5.2 [Interest Periods], by delivering to the Administrative Agent, not later than 2:00 p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) not later than 2:00 p.m., (i) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Canadian Dollars or the date of conversion to or renewal of the Euro-Rate Option for any Loans in Canadian Dollars, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile, or e-mail (in “pdf”, “tif” or similar format) in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan

Request shall be irrevocable and shall specify (A) whether the proposed Loans are for the account of the US Revolving Borrowers or the Canadian Revolving Borrowers, (B) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (or the Dollar Equivalent thereof) and not less than One Million and 00/100 Dollars ($1,000,000.00) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Euro-Rate Option, and (y) integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche under the Base Rate Option, (B) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (C) the currency in which such Revolving Credit Loans shall be funded if the Borrowers elect the Euro-Rate Option, and (D) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche. No Canadian Dollar Loans may be converted into a Base Rate Loan.

2.4.2    Swing Loan Requests. Except as otherwise provided herein, the Borrowing Agent, on behalf of the US Revolving Borrowers, may from time to time prior to the Maturity Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile, facsimile, or e-mail (in “pdf”, “tif” or similar format) (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.5    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowing Agent, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 8.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the US Revolving Borrowers or Canadian Revolving Borrowers in the requested currency and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 6.4 [Presumptions by the Administrative Agent].

2.5.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the applicable Revolving Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Revolving Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Revolving Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, for payments in Canadian Dollars), the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Revolving Borrowers, the interest rate applicable to Loans under the Base Rate Option (or the Overnight Rate for Loans in Canadian Dollars). If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Revolving Borrowers shall be without prejudice to any claim the Revolving Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3    Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests], fund such Swing Loan to the US Revolving Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date. A Swing Loan Note, if required by the Swing Loan Lender, shall evidence the Swing Loans.

2.5.4    Repayment of Revolving Credit Loans. The Revolving Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans together with all outstanding interest thereon on the Maturity Date.

2.5.5    Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan to the US Revolving Borrowers in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.5.6     Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowing Agent pursuant to Section 2.4.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the US Revolving Borrowers in accordance with the provisions of the agreements between the US Revolving Borrowers and such Swing Loan Lender relating to the US Revolving Borrowers’ deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the US Revolving Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the US Revolving Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the US Revolving Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Maturity Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the US Revolving Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.6    Revolving Credit Notes and Swing Notes. The Obligation of the Revolving Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.7    Letter of Credit Subfacility.

2.7.1    Issuance of Letters of Credit. The Borrowing Agent or any Loan Party may at any time prior to the Maturity Date request the issuance of a letter of credit (each a “Letter of Credit”), which may be denominated in either Dollars or Canadian Dollars, for its own account or the account of another Loan Party or any Subsidiary (in which case the Borrowing Agent and such Subsidiary shall be co-applicants with respect to such Letter of Credit), or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit and not a Commercial Letter of Credit. The Borrowing Agent or any Loan Party shall authorize and direct the Issuing Lender to name the Borrowing Agent or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.

2.7.1.1    Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 8 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.7, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Maturity Date (except that, subject to the provisions of Section 2.7.11 [Cash Collateral], a Letter of Credit may expire up to one year beyond the Maturity Date) and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Five Million and 00/100 Dollars ($5,000,000.00), (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments or (iii) the US Revolving Facility exceed the US Borrowing Base. Each request by the Borrowing Agent or any Loan Party for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowing Agent or such Loan Party that it shall be in compliance with the preceding sentence and with Section 8 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowing Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.7.1.2    Notwithstanding Section 2.7.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

Each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

2.7.2    Letter of Credit Fees. The US Revolving Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date, and (ii) to the Issuing Lender for its own account a fronting fee equal to one-quarter of one percent (0.25%) per annum (in each case computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) on the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (or such other amount as agreed to in writing between the Issuing

Lender, the fronting bank and the Borrowing Agent), which fees shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The US Revolving Borrowers shall also pay in Dollars to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.7.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.7.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowing Agent and the Administrative Agent thereof. Provided that it shall have received such notice, the US Revolving Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent of the Issuing Lender. In the event the US Revolving Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the US Revolving Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders to the US Revolving Borrowers under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 8.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.7.3.1 [Disbursements, Reimbursement] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.7.3.2    Each Lender shall upon any notice pursuant to Section 2.7.3.1 [Disbursements, Reimbursement] make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.7.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the US Revolving Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth (4th) day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.7.3.1 [Disbursements. Reimbursement]) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.7.3.2 [Disbursements. Reimbursement].

2.7.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the US Revolving Borrowers in whole or in part as contemplated by Section 2.7.3.1 [Disbursements. Reimbursement], because of the US Revolving Borrowers’ failure to satisfy the conditions set forth in Section 8.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the US Revolving Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.7.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.7.3 [Disbursements. Reimbursement].

2.7.4    Repayment of Participation Advances.

2.7.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the US Revolving Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.7.4.2    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, manager, receiver and manager, interim receiver, monitor liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.7 [Letter of Credit Subfacility] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in Canadian Dollars, the Overnight Rate) in effect from time to time.

2.7.5    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.7.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.7.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.7.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the US Revolving Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.7 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the US Revolving Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], Section 2.4 [Loan Requests; Swing Loan Requests], Section 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or Section 8.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.7.3 [Disbursements, Reimbursement];

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy,

enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrowing Agent or any other Loan Party, unless the Issuing Lender has received written notice from the Borrowing Agent or such other Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished the Borrowing Agent and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)    any breach of this Agreement or any other Loan Document by any party thereto;

(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)    the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.7.8    Indemnity. The US Revolving Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.7.9    Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, e-mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the US Revolving Borrowers or any Lender.

2.7.10    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.7.11    Cash Collateral. Upon the request of Administrative Agent, if on or after the date that is thirty (30) days prior to the Maturity Date, any Letter of Credit Obligation for any reason remains outstanding, US Revolving Borrowers shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. US Revolving Borrowers hereby grant to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.8    Termination or Reduction of Revolving Credit Commitments. The Borrowing Agent shall have the right, upon not less than three (3) Business Days’ (or such shorter period to which the Administrative Agent may agree) notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to One Million and 00/100 Dollars ($1,000,000.00), or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the revolving credit Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 6.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.8 shall be irrevocable.

2.9    ~~Increase in Revolving Credit Commitments~~[Reserved].

~~2.9.1 Increasing Lenders and New Lenders. The Borrowing Agent may, at any time and from time to time, by written notice to the Administrative Agent, request that (1) any current Lender increase its Revolving Credit Commitment (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each, a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:~~

~~(A) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.~~

~~(B) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.~~

~~(C) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Thirty-Two Million Five Hundred Thousand and 00/100 Dollars ($32,500,000.00).~~

~~(D) Minimum Increase. The amount of any individual increase to the total Revolving Credit Commitments requested pursuant to this Section 2.9.1 [Increasing Lenders and New Lenders] shall be at least Five Million and 00/100 Dollars ($5,000,000.00).~~

~~(E) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent, if reasonably requested by the Administrative Agent, on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.~~

~~(F) Notes and Other Documents. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated); (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment; and (3) an amendment or modification to this Agreement providing for such increased or additional Revolving Credit Commitments, to be executed by the Borrowers, the Administrative Agent and any Lenders (including any New Lender) agreeing to increase their existing Revolving Credit Commitment or extend a new Revolving Credit Commitment, as the case may be, along with such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.~~

~~(G) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned.~~

~~(H) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a~~

~~form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.~~

~~(I) New Lenders; Joinder. Each New Lender shall execute a lender joinder, substantially in the form of Exhibit (L) and substance satisfactory to the Administrative Agent, pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.~~

~~2.9.2 Treatment of Outstanding Loans and Letters of Credit.~~

~~2.9.2.1 Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase of Revolving Credit Commitments, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 6.10 [Indemnity]; provided that they may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.9 [Increase in Revolving Credit Commitments].~~

~~2.9.2.2 Outstanding Letters of Credit; Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of such increase of Revolving Credit Commitments, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.~~

2.10    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Canadian Dollar Loans and Letters of Credit Outstanding; Repayment in Same Currency For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are made in Canadian Dollars and Letters of Credit to be denominated in Canadian Dollars as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in Canadian Dollars as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in Canadian Dollars as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation or any other conversion of any amount to the Dollar Equivalent thereof, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Borrowers, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the US Revolving Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing

Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Revolving Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 2.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Revolving Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

3.    TERM LOANS

3.1    Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a Term Loan in Dollars to the Acquisition Borrowers on the ~~Closing~~Third Amendment Effective Date in such principal amount as the Acquisition Borrowers shall request up to, but not exceeding such Lender’s Term Loan Commitment. The Term Loan Commitments are not revolving credit commitments, and the Acquisition Borrowers shall not have the right to borrow, repay and reborrow under this Section 3.1.

3.2    Nature of Lenders’ Obligations with Respect to Term Loans. Each Lender shall be obligated to participate in the Term Loans pursuant to Section 3.1 [Term Loan Commitments] in accordance with its Ratable Share. The aggregate of each Lender’s Term Loans outstanding hereunder to the Acquisition Borrowers at any time shall never exceed its Term Loan Commitment. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Acquisition Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Term Loans after the ~~Closing~~Third Amendment Effective Date, and any portion of the Term Loan Commitment not drawn on the ~~Closing~~Third Amendment Effective Date shall automatically expire.

3.2.1    Repayment of Term Loans. The Term Loans shall be due and payable in consecutive quarterly installments on each Payment Date commencing on ~~October~~January 1, ~~2017~~2021 . The principal amount of each quarterly installment of the Term Loans shall each be in the principal amount equal to ~~the product of (A) the aggregate Term Loan Commitments of all of the Lenders on the Closing Date, multiplied by (B) (i) three and one eighth of one percent (3.125%) with respect to the quarterly installments that are due and payable by the Acquisition Borrowers on October 1, 2017 and on each Payment Date thereafter through and including July 1, 2018, (ii) (i) three and three quarters of one percent (3.75%) with respect to the quarterly installments that are due and payable by the Acquisition Borrowers on October 1, 2018 and on each Payment Date thereafter through and including July 1, 2021 and (iii) five percent (5.00%) with respect to the quarterly installments that are due and payable by the Acquisition Borrowers commencing on October 1, 2021 and on each Payment Date thereafter~~One Million One Hundred Thousand and

00/100 Dollars ($1,100,000.00); provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

3.3    Term Notes. The Obligation of the Acquisition Borrowers to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a term Note, dated the ~~Closing~~Third Amendment Effective Date payable to the order of such Lender in a face amount equal to the Term Loan Commitment of such Lender.

4.    ~~DELAYED DRAW TERM LOANS~~[RESERVED]

~~4.1 Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Delayed Draw Term Loans in Dollars to the Acquisition Borrowers at any time or from time to time during the Delayed Draw Commitment Period in such principal amount as the Acquisition Borrowers shall request up to, but not exceeding such Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Term Loan Commitments are not revolving credit commitments, and the Acquisition Borrowers shall not have the right to borrow, repay and reborrow under this Section 4.1. Notwithstanding the foregoing, the Acquisition Borrowers may only make a maximum of two (2) requests for Delayed Draw Term Loans under this Agreement.~~

~~4.2 Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans. Each Lender shall be obligated to participate in each request for Delayed Draw Term Loans pursuant to Section 4.4 [Delayed Draw Term Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Delayed Draw Term Loans outstanding hereunder to the Acquisition Borrowers at any time shall never exceed its Delayed Draw Term Loan Commitment. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Acquisition Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Delayed Draw Term Loans after the expiration of the Delayed Draw Commitment Period.~~

~~4.3 Delayed Draw Ticking Fees. Accruing from the date hereof until the expiration of the Delayed Draw Commitment Period, the Acquisition Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Delayed Draw Ticking Fee”) equal to the Applicable Commitment/Ticking Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Delayed Draw Term Loan Commitments and (ii) the Delayed Draw Term Loans funded; provided, however, that any Delayed Draw Ticking Fee accrued with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Acquisition Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Delayed Draw Term Commitment Fee shall otherwise have been due and payable by the Acquisition Borrowers prior to such time; and provided further that no Delayed Draw Ticking Fee shall accrue with respect to the Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Delayed Draw Ticking Fees shall be payable in arrears on each Payment Date.~~

~~4.4 Delayed Draw Term Loan Requests. Except as otherwise provided herein and subject to the last sentence of Section 4.1 [Delayed Draw Term Loan Commitments], the Borrowing Agent may from time to time during the Delayed Draw Commitment Period request the Lenders to make Delayed Draw Term Loans, or renew or convert the Interest Rate Option applicable to existing Delayed Draw Term Loans pursuant to Section 5.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m. three (3) Business Days prior to the proposed Borrowing Date with respect to the making of the Delayed Draw Term Loans or the conversion to or the renewal of the Euro-Rate Option for any Delayed Draw Term Loan, a duly completed request therefor substantially in the form of Exhibit 4.4 or a request by telephone immediately confirmed in writing by letter, facsimile, electronic mail or telex in such form (each, a “Delayed Draw Term Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Delayed Draw Term Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Delayed Draw Term Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche under the Euro-Rate Option, and (y) integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) for each Borrowing Tranche under the Base Rate Option.~~

~~4.5 Making Delayed Draw Term Loans; Presumptions by the Administrative Agent; Repayment of Delayed Draw Term Loans.~~

~~4.5.1 Making Delayed Draw Term Loans. The Administrative Agent shall, promptly after receipt by it of a Delayed Draw Term Loan Request pursuant to Section 4.4 [Delayed Draw Term Loan Requests], notify the Lenders of its receipt of such Delayed Draw Term Loan Request specifying the information provided by the Borrowing Agent and the apportionment among the Lenders of the requested Delayed Draw Term Loans as determined by the Administrative Agent in accordance with Section 4.2 [Nature of Lenders’ Obligations with Respect to Delayed Draw Term Loans]. Each Lender shall remit the principal amount of each Delayed Draw Term Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 4.4 [Delayed Draw Term Loan Requests] and Section 8.2 [Each Loan or Letter of Credit], fund such Delayed Draw Term Loans to the Acquisition Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Delayed Draw Term Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 4.5.2 [Presumptions by the Administrative Agent].~~

~~4.5.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Delayed Draw Term Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Delayed Draw Term Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 4.5.1 [Making Delayed Draw Term Loans] and may, in reliance upon such assumption, make available to the Acquisition Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Delayed Draw Term Loan available to the Administrative Agent, then the applicable Lender and~~

~~the Acquisition Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Acquisition Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Acquisition Borrowers, the interest rate applicable to Delayed Draw Term Loans under the Base Rate Option. If such Lender pays its share of the applicable Delayed Draw Term Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Delayed Draw Term Loan. Any payment by the Acquisition Borrowers shall be without prejudice to any claim the Acquisition Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.~~

~~4.5.3 Repayment of Delayed Draw Term Loans. Each individual Delayed Draw Term Loan shall amortize separately and be payable in consecutive quarterly installments on each Payment Date commencing on the first (1st) Payment Date after such Delayed Draw Term Loan is disbursed. The principal amount of each quarterly installment of each Delayed Draw Term Loan shall be in the principal amount equal to the product of (A) the original outstanding principal balance of such Delayed Draw Term Loan on the date of disbursement of such Delayed Draw Term Loan, multiplied by (B) (i) three and three quarters of one percent (3.75%) with respect to any such quarterly installments that are due and payable by the Acquisition Borrowers on October 1, 2018 and on each Payment Date thereafter through and including July 1, 2021 and (ii) five percent (5.00%) with respect to any such quarterly installments that are due and payable by the Acquisition Borrowers commencing on October 1, 2021 and on each Payment Date thereafter; provided, however, that the final principal repayment installment of all Delayed Draw Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date.~~

~~4.6 Delayed Draw Term Notes. The Obligation of the Acquisition Borrowers to repay the aggregate unpaid principal amount of the Delayed Draw Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a delayed draw term Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Delayed Draw Credit Commitment of such Lender.~~

5.    INTEREST RATES AND INCREMENTAL LOANS

5.1    Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by the Borrowing Agent from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowing Agent may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowing Agent may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option as to Loans advanced in Dollars and to Loans bearing interest at the Overnight Rate plus the Applicable

Margin for Euro-Rate Loans as to any Loans advanced in Canadian Dollars, subject to the obligation of the Borrowers to pay any indemnity under Section 6.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan shall be paid by the Borrowers in the currency in which in which such Loan was made.

5.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowing Agent shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)    Revolving Credit Euro-Rate Option: A rate per annum equal to the Euro-Rate as determined for each applicable Interest Period plus the Applicable Margin.

Subject to Section 5.3 [Interest After Default], Swing Loans shall bear interest at a rate per annum equal to (i) the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate, or (ii) if applicable, at the applicable rate set forth in any Cash Management Agreement.

5.1.2    Term Loan Interest Rate Options. The Borrowing Agent shall have the right to select from the following Interest Rate Options applicable to the Term Loans ~~and the Delayed Draw Term Loans~~:

(i)    Term Facility Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)    Term Facility Euro-Rate Option: A rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the Euro-Rate as determined for each applicable Interest Period plus the Applicable Margin.

5.1.3    Rate Calculations; Rate Quotations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily LIBOR Rate) and Euro-Rate Loans in Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in a currency as to which market practice differs from the foregoing, in accordance with such market practice. The Borrowing Agent may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

5.1.4    Interest Act (Canada). For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

5.1.5    Canadian Usury Provision. If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

5.2    Interest Periods. At any time when the Borrowing Agent shall select, convert to or renew a Euro-Rate Option, the Borrowing Agent shall notify the Administrative Agent thereof by delivering a Loan Request ~~or Delayed Draw Term Loan Request, as applicable~~ (i) at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Canadian Dollars. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

5.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00); and

5.2.2    Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

5.2.3    No Conversion of Canadian Dollar Loans. No Canadian Dollar Loan may be converted into a Loan with a different Interest Rate Option.

5.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

5.3.1    Letter of Credit Fees, Interest Rate. The rate of interest otherwise applicable to the outstanding principal amounts of the Loans (pursuant to Section 5.1 [Interest Rate

Options]) and the Letter of Credit Fees (pursuant to Section 2.7.2 [Letter of Credit Fees]), respectively, shall be increased by two percent (2.0%) per annum;

5.3.2    Other Obligations. Each other Obligation hereunder if not paid when due (including overdue interest) shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

5.3.3    Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 5.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

5.4    Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

5.4.1    Unascertainable. If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)    adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii)    a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

then the Administrative Agent shall have the rights specified in Section 5.4.4 [Administrative Agent’s and Lender’s Rights].

5.4.2    Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)    the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)    such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan,

then the Administrative Agent shall have the rights specified in Section 5.4.4 [Administrative Agent’s and Lender’s Rights].

5.4.3    Canadian Dollar Loans Not Available. If at any time the Administrative Agent shall have determined that a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then (i) the Administrative Agent shall notify the Borrowing Agent of any such determination, and (ii) the Administrative Agent shall have the rights specified in Section 5.4.4 [Administrative Agent’s and Lender’s Rights].

5.4.4    Administrative Agent’s and Lender’s Rights. Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 5.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, in the case of an event specified in Section 5.4.2 [Illegality; Increased Costs; Deposits Not Available], and in the case of an event specified in Section 5.4.3 [Canadian Dollar Loans Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowing Agent to select, convert to or renew a Euro-Rate Option or select Loans in Canadian Dollars, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowing Agent, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 5.4.1 [Unascertainable] and the Borrowing Agent has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 5.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 6.10 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select Dollars, or (ii) prepay such Loan in accordance with Section 6.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. If the Administrative Agent makes a determination under Section 5.4.3 [Canadian Dollar Loans Not Available] then, until the Administrative Agent notifies the Borrowing Agent that the circumstances giving rise to such determination no longer exist, (i) the availability of Loans in Canadian Dollars shall be suspended, (ii) the outstanding Loans in Canadian Dollars shall be converted into Dollar Loans (in an amount equal to the Dollar Equivalent of such outstanding Canadian Dollar Loans) (x) on the last day of the then current Interest Period if the Lenders may lawfully continue to maintain Loans in Canadian Dollars to such day, or (y) immediately if the Lenders may not lawfully continue to maintain Loans in Canadian Dollars, and interest thereon shall thereafter accrue at the Base Rate Option.

5.5    Selection of Interest Rate Options. If the Borrowing Agent fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 5.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period, and any such currency conversion to U.S. Dollars shall be determined by the Administrative Agent at the time of such conversion.

5.6     Successor Euro-Rate Index.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or if an Early Opt-in Event has occurred with respect to the Euro-Rate for any Available Currency, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the Euro-Rate for such Available Currency with a Benchmark Replacement for such Available Currency; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement with respect to the Euro-Rate for any Available Currency is effective, each advance, conversion and renewal of a Loan in such Available Currency under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate for such Available Currency; provided however, during a Benchmark Unavailability Period with respect to any Available Currency (i) any pending selection of, conversion to or renewal of a Loan in such Available Currency bearing interest under the Euro-Rate Option that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate Option with respect to such Loan in the Dollar Equivalent amount of such Loan, (ii) all outstanding Loans in such Available Currency bearing interest under the Euro-Rate Option shall automatically be (A) if in Dollars, converted to the Base Rate Option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option) (B) if in a Canadian Dollar Loan, converted to a Loan in Dollars under the Base Rate Option in the Dollar Equivalent amount of such Loan at the expiration of the existing Interest Period (or sooner, if the Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option in Canadian Dollars) and (iii) the component of the Base Rate based upon the Euro-Rate will not be used in any determination of the Base Rate.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)     Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 3.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.6.

5.7     Incremental Loans.

(a)     At any time, the applicable Borrowers may by written notice from the Borrowing Agent to the Administrative Agent elect to request the establishment of:

(i)     one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Term Loan”); or

(ii)    one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to increase the maximum principal amount of revolving credit loans permitted hereunder (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);

provided that (1) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) and (2) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of Five Million and 00/100 Dollars ($5,000,000) or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the applicable Borrowers propose that any Incremental Loan Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrowers shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that the Administrative Agent, the Swing Loan Lender and each Issuing Lender shall consent to each Incremental Lender (including any existing Lender) providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)     no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B)    the Administrative Agent and the Lenders shall have received from the Borrowing Agent on behalf of the applicable Borrowers a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Loan Parties are in compliance with the financial covenants specified in Sections 9.2.13 [Minimum Consolidated Fixed Charge Coverage Ratio] and 9.2.14 [Maximum Leverage Ratio] (subject to any additional conditions imposed by Section 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] in connection with any Permitted Acquisition), in each case based on the financial statements most recently delivered pursuant to Section 9.3.1 [Quarterly Financial Statements] or 9.3.2 [Annual Financial Statements], as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, (y) the making of any

Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;

(C)     each of the representations and warranties contained in Section 7 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(D)     the proceeds of any Incremental Loans shall be used for general corporate purposes of the Loan Parties and their Subsidiaries (including Permitted Acquisitions);

(E)     Any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(F)     each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Loan Parties and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(G)     in the case of each Incremental Term Loan:

(I)    such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Loan Parties, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a maturity date earlier than the Maturity Date;

(II)     the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the applicable Borrowers on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the initial Term Loans by more than 0.75%, then the Applicable Margin for the initial Term Loans shall be increased (including at each tier of the pricing grid) so that the Applicable Margin in respect of such initial Term Loans is equal to the Applicable Margin for the Incremental Term Loan minus 0.75%;

(III)     any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the initial Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)    except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 5.7, be identical to the terms and conditions applicable to the initial Term Loans;

(H)     in the case of each Incremental Revolving Credit Increase:

(I)    such Incremental Revolving Credit Increase shall be part of the Revolving Credit Commitments, shall mature on the Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the existing Revolving Credit Loans, and shall otherwise be subject to the same terms and conditions as the existing Revolving Credit Loans;

(II)    any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the existing Revolving Credit Commitments and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III)     the outstanding Revolving Credit Loans and Ratable Shares of Swing Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares of the Revolving Credit Commitments (and the Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 6.10 [Indemnity] in connection with such reallocation as if such reallocation were a repayment).

(b)    Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.7, without the consent of any other Lenders.

(c)    The Loan Parties shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(d)    The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(e)     On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the applicable Borrowers in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(f)     On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

6.    PAYMENTS

6.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment ~~Fees, Delayed Draw Ticking~~ Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature (subject to Section 6.9.2 [Payments Free of Taxes]), and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans~~, Term Loans~~ or ~~Delayed Draw~~ Term Loans in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in Canadian Dollars, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or Canadian Dollars) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or Canadian Dollars) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower(s) with the Administrative Agent.

6.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees~~, Delayed Draw Ticking Fees~~ and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 5.4.4 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 5.4 [Euro-Rate Unascertainable; Etc.], Section 6.6.2 [Replacement of a Lender] or Section 6.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees~~, Delayed Draw Ticking Fees~~ and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to the Swing Loan Lender according to Section 2.5.5 [Borrowings to Repay Swing Loans].

6.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)    the provisions of this Section 6.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary of a Borrower (as to which the provisions of this Section 6.3 [Sharing of Payments of Lender] shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

6.4    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in Canadian Dollars, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

6.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 6.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).

6.6    Voluntary Prepayments.

6.6.1    Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 6.6.2 [Replacement of a Lender], in Section 6.8 [Increased Costs] and Section 6.10 [Indemnity]). Whenever any Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 2:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans~~, Term Loans~~ or ~~Delayed Draw~~ Term Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of any Canadian Dollar Loans, or no later than 2:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans~~, Delayed Draw Term Loans~~ and Swing Loans;

(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Euro-Rate Option applies; and

(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) for any Swing Loan or One Million and 00/100 Dollars ($1,000,000.00) for any Revolving Credit Loan~~, Term Loan~~ or ~~Delayed Draw~~ Term Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan ~~and Delayed Draw Term Loan~~ prepayments permitted pursuant to this Section 6.6.1 [Right to Prepay] shall be applied to the unpaid installments of principal of the Term Loans ~~or Delayed Draw Term Loans, as applicable,~~ in the inverse order of scheduled maturities. Except as provided in Section 5.4.4 [Administrative Agent’s and Lender’s Rights] and subject to Section 12.13.4 [Bifurcation of Obligations], if any Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which such Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans~~, then to Term Loans~~ and then to ~~Delayed Draw~~ Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, and subject to Section 12.13.4 [Bifurcation of Obligations], first to the Revolving Credit Loans~~, Term Loans~~ and ~~Delayed Draw~~ Term Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are in Dollars, the Term Loans ~~and the Delayed Draw Term Loans~~ to which the Euro-Rate Option applies, then to Canadian Dollar Loans, then to Swing Loans to which the Base Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ obligation to indemnify the Lenders under Section 6.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

6.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 5.4 [Euro-Rate Unascertainable, Etc.], (ii) requests compensation under Section 6.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 6.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 6.8 [Increased Costs] or 6.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 6.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 6.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

6.6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 6.8 [Increased Costs], or a Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 6.9 [Taxes], then such Lender shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.8 [Increased Costs] or

Section 6.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6.7    Mandatory Prepayments

6.7.1    Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between Canadian Dollars and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same. The Borrowers shall pay or prepay the Revolving Credit Loans within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.

6.7.2    Borrowing Base Exceeded. Whenever the US Revolving Facility Usage exceeds the US Borrowing Base or the Canadian Revolving Facility Usage exceeds the Canadian Borrowing Base, the applicable Borrowers shall make, within one (1) Business Day after any Borrower learns of such excess and whether or not the Administrative Agent has given notice to such effect, a mandatory prepayment of principal to be applied to the Revolving Credit Loans equal to the excess, together with accrued interest on such principal amount.

6.7.3    Sale of Assets. Within five (5) Business Days of any sale of assets authorized by Section 9.2.7(v) [Disposition of Assets or Subsidiaries] by any Loan Party or any of its Subsidiaries, the Acquisition Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 6.7.7 [Application Among Loans and Interest Rate Options] equal to such excess after-tax net proceeds of such sale (as estimated in good faith by the Borrowing Agent), together with accrued interest on such principal amount, unless (i) no Event of Default or Potential Default then exists, (ii) such proceeds or the aggregate amount of such proceeds in any fiscal year are less than One Hundred Thousand and 00/100 Dollars ($100,000.00), and (iii) the Borrowing Agent provides written notice to the Administrative Agent that such Loan Party and/or such Subsidiary intends to reinvest the sale proceeds for the purchase of replacement assets within one hundred eighty (180) days after receipt of the sale proceeds. The Loan Parties shall evidence to the Administrative Agent’s satisfaction the replacement of such assets. In the event that the Borrowing Agent does not give such notice or such replacement has not occurred within one hundred eighty (180) days after the receipt of such sale proceeds, the Acquisition Borrowers shall immediately make a mandatory prepayment of principal on the Loans as required above. The foregoing shall not be deemed to be implied consent to any such sale of assets otherwise prohibited by the terms and conditions hereof.

6.7.4    Additional Indebtedness. Within five (5) Business Days of any Loan Party’s or any of its Subsidiaries’ receipt of the proceeds of Indebtedness incurred by such Loan Party and/or such Subsidiary other than Indebtedness permitted under Section 9.2.1 [Indebtedness], the Acquisition Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 6.7.7 [Application Among Loans and Interest Rate Options] equal to such after-tax and expense (reasonably incurred in connection with the issuance of such Indebtedness) proceeds (as estimated in good faith by the Borrowing Agent), together with accrued interest on such principal amount. The foregoing shall not be deemed to be implied consent to any such incurrence of Indebtedness otherwise prohibited by the terms and conditions hereof.

6.7.5    Insurance or Condemnation Proceeds. Within five (5) Business Days of any receipt of insurance or condemnation proceeds by any Loan Party or any of its Subsidiaries, the Acquisition Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 6.7.7 [Application Among Loans and Interest Rate Options] equal to such excess after-tax proceeds (as estimated in good faith by the Borrowing Agent), together with accrued interest on such principal amount, unless (i) no Event of Default or Potential Default then exists, (ii) such proceeds or the aggregate amount of such proceeds in any fiscal year are less than One Hundred Thousand and 00/100 Dollars ($100,000.00), and (iii) the Borrowing Agent provides written notice to the Administrative Agent that such Loan Party and/or such Subsidiary intends to reinvest the insurance or condemnation proceeds for the purchase or rebuilding of replacement assets within one hundred eighty (180) days after receipt of the insurance or condemnation proceeds. The Loan Parties shall evidence to the Administrative Agent’s satisfaction the rebuilding or replacement of such assets. In the event that the Borrowing Agent does not give such notice or such rebuilding or replacement has not occurred within one hundred eighty (180) days after the receipt of such insurance or condemnation proceeds, the Acquisition Borrowers shall immediately make a mandatory prepayment of principal on the Loans as required above.

6.7.6    Excess Cash Flow. The Acquisition Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 6.7.7 [Application Among Loans and Interest Rate Options] in an amount equal to seventy-five percent (75%) of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2019, payable upon delivery of the financial statements to Agent referred to in and required by Section 9.3.2 [Annual Financial Statements] for such fiscal year but in any event not later than one hundred twenty (120) days after the end of each such fiscal year. In the event that the financial statements are not so delivered, then a calculation based upon estimated amounts shall be made by the Administrative Agent upon which calculation the Acquisition Borrowers shall make the prepayment required by this Section 6.7.5, subject to adjustment when the financial statements are delivered to the Administrative Agent as required hereby. The calculation made by the Administrative Agent shall not be deemed a waiver of any rights Administrative Agent or Lenders may have as a result of the failure by the Loan Parties to deliver such financial statements. Notwithstanding the foregoing, as of the Third Amendment Effective Date, no mandatory prepayment of Excess Cash Flow shall be required in 2021 based on the fiscal year of the Loan Parties ending December 31, 2020; the mandatory prepayment of Excess Cash Flow (in accordance with the provisions of this Section 6.7.6) shall re-commence in 2022 based on the fiscal year of the Loan Parties ending December 31, 2021.

6.7.7    Application Among Loans and Interest Rate Options. All prepayments required pursuant to Section 6.7.3 [Sale of Assets] through Section 6.7.6 [Excess Cash Flow] shall first be applied ~~ratably~~ to the ~~Term Loans and the Delayed Draw~~ Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities. After giving effect to the allocations in the immediately preceding sentence and Sections 6.7.1 and 6.7.2, all prepayments required pursuant to this Section 6.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to the Euro-Rate Option. In accordance with Section 6.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

6.8    Increased Costs.

6.8.1    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Euro-Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

6.8.2    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

6.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 6.8.1 [Increased Costs Generally] or Section 6.8.2 [Capital Requirements] and delivered to the Borrowing Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

6.8.4    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

6.8.5    Additional Reserve Requirements. The Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan under the Euro-Rate Option equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans under the Euro-Rate Option, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrowing Agent shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

6.9    Taxes.

6.9.1    Issuing Lender. For purposes of this Section 6.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

6.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding

Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

6.9.3    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

6.9.4    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

6.9.5    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 6.9.5 [Indemnification by the Lenders].

6.9.6    Evidence of Payments. . As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 6.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent

6.9.7    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the

Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 6.9.7(ii)(A), 6.9.7(ii)(B) and 6.9.7(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)    any Lender that is a US Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 6.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a US Tax Compliance Certificate substantially in the form of Exhibit 6.9.7(B) or Exhibit 6.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit 6.9.7(D) on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.

6.9.8    Treatment of Certain Refunds If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 6.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 6.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 6.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 6.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.

Notwithstanding anything to the contrary in this Section 6.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

6.9.9    Survival. Each party’s obligations under this Section 6.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

6.10    Indemnity. In addition to the compensation or payments required by Section 6.8 [Increased Costs] or Section 6.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)    payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice,

(ii)    attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan ~~Requests or Delayed Draw Term Loan Requests, as applicable,~~Request under Section 2.4 [Loan Requests; Swing Loan ~~Requests], Section 4.4 [Delayed Draw Term Loan~~ Requests] or Section 5.2 [Interest Periods] or notice relating to prepayments under Section 6.6 [Voluntary Prepayments], or

(iii)    any assignment of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period as a result of a request of the Borrowers pursuant to Section 6.6.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

6.11    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

6.12    Indemnity in Certain Events. The obligation of a Borrower in respect of any sum due from such Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.13    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees] ~~and the Delayed Draw Term Loan Commitment of such Defaulting Lender pursuant to Section 4.3 [Delayed Draw Ticking Fees]~~;

(ii)    the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender pursuant to the terms of this Agreement;

(iii)    if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(A)    all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(C)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.7.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(D)    if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.7.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(E)    if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.7.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv)    so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 6.13(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 6.13(iii)(A) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowing Agent, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

6.14    Designated Lenders. Notwithstanding anything herein to the contrary, each of the Administrative Agent, the Issuing Lender and each other Lender at its option may make any Loan or otherwise perform its obligations hereunder through any Lending Office (as hereinafter defined) (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

6.15    Illegality. If, in any applicable jurisdiction, the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender determines that any Law has made it unlawful, or that any Official Body has asserted that it is unlawful, for the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) fund or maintain its participation in any Loan, or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or other extension of credit hereunder to any Canadian Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrowing Agent, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan or other extension of credit hereunder shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrowing Agent or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

7.    REPRESENTATIONS AND WARRANTIES

7.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

7.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company or unlimited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 7.1.15 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

7.1.2    Capitalization; Subsidiaries; Investment Companies. Schedule 7.1.2 states (i) the name of each of MDI’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), and (ii) any options, warrants or other rights outstanding to purchase any such Subsidiary Equity Interests. MDI and each Subsidiary of MDI has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

7.1.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party that is a party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Agreement or any other Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity.

7.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained.

7.1.5    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

7.1.6    Financial Statements.

(i)    Historical Statements. The Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the audited consolidated year-end financial statements of MDI and its Subsidiaries for and as of the end of the fiscal year ended December 31, 2016. In addition, the Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the unaudited consolidated interim financial statements of MDI and its Subsidiaries for the fiscal year to date (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Loan Parties’ management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of MDI and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)    Financial Projections. The Loan Parties have delivered to the Administrative Agent summary projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of MDI and its Subsidiaries for the period from the Closing Date through December 31, 2021 derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that such Projections are (a) as to future events and not to be viewed as facts, (b) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (c) no assurance can be given that the Projections will be realized.

(iii)    Accuracy of Financial Statements. No Loan Party nor any Subsidiary thereof has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary thereof and, in each case, which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2016, no Material Adverse Change has occurred.

7.1.7    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty-five (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

7.1.8    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

7.1.9    Taxes. All federal, state, provincial, local and other material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

7.1.10    Patents, Trademarks, Copyrights, Licenses, Etc.    Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

7.1.11    Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.

7.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

7.1.13    ERISA Compliance.

(i)    Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of MDI, nothing has occurred which would prevent, or cause the loss of, such qualification. MDI and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii)    No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) neither MDI nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither MDI nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d) neither MDI nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (e) neither MDI nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

7.1.14    Canadian Pension Plans.

(i)    No Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan.

(ii)    The Canadian Pension Plans, if applicable, are duly registered under the Income Tax Act (Canada) and any other applicable Laws which require registration, have been administered in all material respects in accordance with the Income Tax Act (Canada) and such other applicable Law and no event has occurred which could reasonably be expected to cause the loss of such registered status.

(iii)    All obligations of the applicable Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, if applicable, and the funding agreements relating thereto have been performed in all material respects on a timely basis.

(iv)    All contributions or premiums required to be made or paid by the applicable Loan Parties and their Subsidiaries to the Canadian Pension Plans, if applicable, have been made on a timely basis in accordance with the terms of such plans and all applicable Laws.

(v)    As of the Closing Date, there are no Canadian Pension Plans.

7.1.15    Environmental Matters. Each Loan Party and each Subsidiary of each Loan Party is and has been in compliance with applicable Environmental Laws except to the extent that any non-compliance would not in the aggregate reasonably be expected to result in a Material Adverse Change.

7.1.16    Solvency. Before and after giving effect to the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents, including all

Indebtedness incurred thereby, the Liens granted by the Loan Parties in connection therewith and the payment of all fees related thereto, the Loan Parties, taken as a whole are Solvent.

7.1.17    Anti-Terrorism Laws .    (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

7.1.18    Acquisition Documents. The Loan Parties have delivered to the Administrative Agent complete and correct copies of the Acquisition Documents, including all schedules and exhibits thereto, (ii) each of the Acquisition Documents sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral relating to the matters covered thereby, (iii) no Acquisition Document has been amended or otherwise modified without the prior written consent of the Administrative Agent; provided, however, that to the extent such amendment or modification is not or would not be materially adverse to the Lenders or the Administrative Agent, no such consent shall be necessary, and (iv) the execution, delivery and performance of the Acquisition Documents has been duly authorized by all necessary action on the part of the Loan Parties.

7.1.19     AmberLeaf Acquisition Documents. The Loan Parties have delivered to the Administrative Agent complete and correct copies of the AmberLeaf Acquisition Documents, including all schedules and exhibits thereto, (ii) each of the AmberLeaf Acquisition Documents sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral relating to the matters covered thereby, (iii) no AmberLeaf Acquisition Document has been amended or otherwise modified without the prior written consent of the Administrative Agent; provided, however, that to the extent such amendment or modification is not or would not be materially adverse to the Lenders or the Administrative Agent, no such consent shall be necessary, and (iv) the execution, delivery and performance of the AmberLeaf Acquisition Documents has been duly authorized by all necessary action on the part of the Loan Parties.

7.1.20    ~~7.1.19~~ Location of Assets in the Province of Quebec. None of the Canadian Loan Parties has any Collateral or any office in the Province of Quebec, other than property which has been acquired in, or moved to, the Province of Quebec in compliance with Section 9.2.16 [Locations of Assets in the Province of Quebec].

7.2    Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowing Agent shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowing Agent may update Schedule

7.1.2 without any Lender approval in connection with any transaction permitted under Sections 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 9.2.7 [Dispositions of Assets or Subsidiaries] and 9.2.9 [Subsidiaries and Joint Ventures].

8.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

8.1    Initial Loans and Letters of Credit.

8.1.1    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)    A certificate of each Loan Party signed by an Authorized Officer of such Loan Party, dated the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct,(b) no Event of Default or Potential Default exists and (c) no Material Adverse Change shall have occurred since December 31, 2016;

(ii)    A certificate dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers of such Loan Party authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents of such Loan Party as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (other than in the case of any Canadian Loan Party) together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in its state of organization;

(iii)    This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)    Appropriate transfer powers and stock or other certificates evidencing the pledged Collateral;

(v)    Written opinions of counsel for the Loan Parties, dated the Closing Date for the benefit of the Administrative Agent and each Lender;

(vi)    Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;

(vii)    Evidence that all Indebtedness not permitted under Section 9.2.1 [Indebtedness] shall have been paid in full (and all commitments in respect thereof terminated) and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(viii)    The Statements and the Projections;

(ix)    A duly completed Compliance Certificate signed by an Authorized Officer of MDI evidencing, after giving effect to the Loans to be made hereunder on the Closing Date and the consummation of the Acquisitions, a Leverage Ratio of less than 3.00 to 1.00, as of the end of the fiscal quarter most recently ended for which financial statements are available (the “Closing Compliance Certificate”);

(x)    A Borrowing Base Certificate, evidencing a pro forma calculation of Undrawn Availability of at least Five Million and 00/100 Dollars ($5,000,000.00) after giving effect to any Loans to be made and Letters of Credit to be issued on the Closing Date based on such certificate;

(xi)    A certificate of an Authorized Officer of MDI as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement and the Acquisition Documents;

(xii)    All material regulatory approvals and material consents and licenses necessary for the consummation of the transactions contemplated hereunder and the Acquisition shall have been completed and there shall be an absence of any legal or regulatory prohibitions or restrictions in respect of the transactions contemplated hereunder;

(xiii)     Lien searches in acceptable scope and with acceptable results;

(xiv)    An executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location to the extent requested and required to be received by Administrative Agent;

(xv)    A true and correct copy of the Acquisition Documents, and any amendments, waivers and other documents executed in connection therewith; the transactions contemplated by the Acquisition Documents shall be consummated substantially concurrently with the closing of the Loans in accordance with terms and conditions thereof, as heretofore reviewed by the Administrative Agent without any amendment or waiver thereof by the Loan Parties not consented to by the Administrative Agent;

(xvi)    Receipt of Target’s Quality of Earnings report, in form and substance satisfactory to the Administrative Agent, supporting EBITDA in an amount not less than Eight Million Five Hundred Thousand and 00/100 Dollars ($8,500,000.00) as of December 31, 2016 for the twelve (12) month period then ended;

(xvii)    Receipt of Target’s audited financial statements for the two (2) most recently ended fiscal years of Target, in each case in compliance with all SEC requirements;

(xviii)    Receipt of third-party due diligence initiated by MDI and certain other Loan Parties as it relates to the Acquisitions;

(xix)    Evidence that MDI shall have received equity contributions in cash of not less than Six Million and 00/100 Dollars ($6,000,000);

(xx)    All documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(xxi)    Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

8.1.2    Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

8.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, and (iii) the Borrowing Agent shall have delivered to the Administrative Agent a duly executed and completed Loan Request or ~~Delayed Draw Term Loan Request, as applicable or~~ to the Issuing Lender an application for a Letter of Credit, as the case may be.

9.    COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

9.1    Affirmative Covenants.

9.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership, limited liability company or unlimited limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 9.2.6 [Liquidations, Mergers, Etc.].

9.1.2    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities (including, without limitation, Priority Payables) to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

9.1.3    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (i) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (ii) for losses of less than One Hundred Thousand and 00/100 Dollars ($100,000.00) received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (iii) for losses equal to or greater than One Hundred Thousand and 00/100 Dollars ($100,000.00) received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.

9.1.4    Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

9.1.5    Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection and shall use commercially reasonable efforts to minimize interference with such Loan Party’s or Subsidiary’s normal business operations. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. The foregoing obligations of the Loan Parties shall include Collateral audits and field examinations to audit the Collateral. Such Collateral audits and such field examinations shall be conducted by an independent examiner selected by the Administrative Agent. Notwithstanding anything herein to the contrary, at the discretion of the Administrative Agent, one (1) field examination per annum will be conducted by or on behalf of the Administrative Agent at the Loan Parties’ expense; provided, however, that (i) absent an Event of Default, up to one (1) additional field examination may be conducted at any time and from time to time at the Lenders’ expense and (ii) each field examination initiated during the continuance of an Event of Default (the number of which shall not be limited) shall be conducted at the Loan Parties’ expense.

9.1.6    Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each Subsidiary of such Loan Party to, maintain and keep proper books of record and account which enable such Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Loan Party or any Subsidiary of such Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

9.1.7    Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 9.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the (i) Letters of Credit and the proceeds of the Revolving Credit Loans to (a) refinance existing Indebtedness on the Closing Date, (b) provide working capital to the Borrowers, and (c) for general corporate purposes of the Borrowers (including, without limitation, to pay a portion of the consideration due and payable to consummate the Acquisitions, the AmberLeaf Acquisition and Permitted Acquisitions and to pay fees and expenses associated therewith)~~,~~ and (ii) the proceeds of the Term Loan to (a) refinance the outstanding principal balance of the existing term loan that was made to the Acquisition Borrowers on the Closing Date and (b) pay a portion of the consideration due and payable to consummate the ~~Acquisitions~~AmberLeaf Acquisition and to pay fees and expenses associated therewith ~~and (iii) the proceeds of the Delayed Draw Term Loans to make payments in respect of the Acquisition Earn-Out~~.

9.1.8    Further Assurances. Each Loan Party shall, from time to time at its expense, using commercially reasonable efforts faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing Prior Security Interest, and shall do such other acts and things as the Administrative Agent in its Permitted Discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

9.1.9    Anti-Terrorism Laws; International Trade Law Compliance.. (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned

Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, and (e) the Borrowing Agent shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

9.1.10    Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 9.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 9.1.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 9.1.10 constitute, and this Section 9.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

9.2    Negative Covenants.

9.2.1    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness under the Loan Documents;

(ii)    Existing Indebtedness as set forth on Schedule 9.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 9.2.1);

(iii)    Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases in an aggregate principal amount not to exceed One Million One Hundred Thousand and 00/100 Dollars ($~~1,000,000.00~~1,100,000.00 ) at any time outstanding;

(iv)    Reserved;

(v)    The Acquisition Earn-Out and earn-out payments incurred by the Loan Parties and their Subsidiaries in connection with ~~a~~the AmberLeaf Acquisition and any Permitted Acquisition, as applicable;

(vi)    Indebtedness of (a) a US Loan Party to another US Loan Party or (b) a Canadian Loan Party to another Canadian Loan Party, in each case which is subordinated pursuant to the Intercompany Subordination Agreement;

(vii)    Indebtedness of a US Loan Party to a Canadian Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(viii)    Indebtedness of a Canadian Loan Party to a US Loan Party so long as such Indebtedness is incurred within the parameters of clause (viii) of Section 9.2.4 [Loans and Investments];

(ix)    Indebtedness of an Excluded Subsidiary to another Excluded Subsidiary;

(x)    Guaranties permitted by Section 9.2.3 [Guaranties];

(xi)    Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge or (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes; and

(xii)    Any unsecured Indebtedness not otherwise permitted in items (i) through (xi) above which does not exceed Five Hundred Fifty Thousand and 00/100 Dollars ($~~500,000.00~~550,000.00 ) in the aggregate at any time outstanding.

9.2.2    Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

9.2.3    Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder, (ii) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business and (iii) the obligations of MDI under that certain Parent Company Guarantee, dated on or around even date herewith, between MDI and Farmers Group, Inc. (the “Farmers Guaranty”), the form of which has been delivered by MDI to the Administrative Agent, pursuant to which MDI shall Guaranty the obligations of Mastech Canada under the Guaranteed Agreements (as such term is defined in the Farmers Guaranty); provided that there is no material change in the terms thereof without the prior written consent of the Administrative Agent.

9.2.4    Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)    trade credit extended on usual and customary terms in the ordinary course of business;

(ii)    loans and advances to employees, officers, managers, directors, members or shareholders of a Loan Party in the ordinary course of business to meet expenses incurred by such Persons in the ordinary course of business (including, without limitation, relocation expenses) which shall not exceed Two Hundred Twenty Thousand and 00/100 Dollars ($~~200,000.00~~220,000.00 ) in the aggregate for all such loans at any one time outstanding;

(iii)    Permitted Investments;

(iv)    transactions permitted by Section 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions];

(v)    loans, advances and investments by US Loan Parties in other US Loan Parties;

(vi)    loans, advances and investments by Canadian Loan Parties in US Loan Parties, subject to the provisions of Section 9.2.1(vii) [Indebtedness];

(vii)    (a) loans, advances and investments by Excluded Subsidiaries in other Excluded Subsidiaries and (b) loans, advances and investments by MDT in Mastech Digital Private Limited, an Indian company, existing on the Closing Date; and

(viii)    loans, advances and investments by US Loan Parties in Canadian Loan Parties in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any one time outstanding.

9.2.5    Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock, on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor), except (i) dividends or other distributions payable to a Loan Party, and (ii) Stock Repurchases so long as both immediately before and immediately after giving effect thereto (a) there exists no Event of Default or Potential Default, (b) MDI and its Subsidiaries are, and shall continue to be, in compliance with all financial covenants set forth in Section 9.2 hereof and (c) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00).

9.2.6    Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, amalgamation or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that

(i)    the Acquisitions and the AmberLeaf Acquisition may be consummated;

(ii)    upon prior written notice by the Borrowing Agent, any Loan Party may consolidate, amalgamate or merge with or into another Loan Party so long as (a) the Administrative

Agent shall have been provided with any and all documents, agreements, searches, filings or other items required by the Administrative Agent to maintain the Administrative Agent’s Prior Security Interest in the assets and Lien on the property of such surviving entity and (b) such surviving entity shall have assumed all obligations of such merged or consolidated Loan Party;

(iii)    upon prior written notice by the Borrowing Agent, any Excluded Subsidiary may consolidate, amalgamate or merge with or into a Loan Party so long as such Loan Party survives such consolidation, amalgamation or merger, and so long as (a) the Administrative Agent shall have been provided with any and all documents, agreements, searches, filings or other items required by the Administrative Agent to maintain the Administrative Agent’s Prior Security Interest in the assets and Lien on the property of such surviving entity and (b) such surviving entity shall have assumed all obligations of such merged or consolidated Excluded Subsidiary;

(iv)    upon prior written notice by the Borrowing Agent, any Loan Party may dispose of all or any of its assets (upon voluntary liquidation, dissolution winding up or otherwise) to any other Loan Party; provided that with respect to any such disposition, the consideration for such disposition shall not exceed the fair market value of such assets;

(v)    any Excluded Subsidiary may (a) dispose of all or any of its assets (upon voluntary liquidation, dissolution winding up or otherwise) to any other Excluded Subsidiary or (b) consolidate or merge with or into any Excluded Subsidiary and such merged or consolidated Excluded Subsidiary may be liquidated or dissolved if the Borrowing Agent determines in good faith that such liquidation or dissolution is in the best interests of MDI and its Subsidiaries and is not materially adverse to the interests of the Administrative Agent and the Lenders; and

(vi)    any Loan Party may acquire (by purchase or other acquisition) (x) all of the ownership interests of another Domestic Person or (y) all or substantially all of the assets of another Domestic Person or of a business or division of another Domestic Person (each, a “Permitted Acquisition”); provided that each of the following requirements is met:

(A)    such Person shall join this Agreement as a Revolving Borrower and/or a Guarantor pursuant to Section 12.15 [Joinder] and the Administrative Agent shall have received all documents and other items required by Section 12.15 [Joinder];

(B)    the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and the Loan Parties also shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(C)    each applicable Official Body shall have approved such Permitted Acquisition and the Loan Parties shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of such Official Body or such Permitted Acquisition;

(D)    the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties or reasonably related or complementary thereto and shall comply with Section 9.2.10 [Continuation of or Change in Business];

(E)    the Borrowing Agent shall deliver to the Agent a compliance certificate in the form of Exhibit 9.2.6 (an “Acquisition Compliance Certificate”) at least five (5) days prior to such Permitted Acquisition, which shall demonstrate that (i) the Loan Parties shall be in pro forma compliance with all financial covenants contained in Section 9.2 [Negative Covenants] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition); provided that for purposes of this clause (E), the maximum Leverage Ratio required by Section 9.2.14 [Maximum Leverage Ratio] for such pro forma calculation shall be reduced to 2.00 to 1.00 and (ii) Undrawn Availability shall not be less than Five Million and 00/100 Dollars ($5,000,000.00) after giving effect to such Permitted Acquisition;

(F)    the Loan Parties shall deliver to the Administrative Agent at least ten (10) Business Days before (or such shorter timeframe as may be agreed to by the Administrative Agent in its sole discretion) such Permitted Acquisition copies of (x) any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, (y) such other information about such Person or its assets as the Administrative Agent or any Lender may reasonably require; and

(G)    no Event of Default or Potential Default shall exist immediately prior to or after giving effect to such Permitted Acquisition.

9.2.7    Dispositions of Assets. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse, except:

(i)    transactions involving (a) the sale of inventory in the ordinary course of business and (b) the transfer, license or other conveyance of intellectual property and other intangible assets in the ordinary course of business;

(ii)    any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii)    any sale, transfer or lease of assets by any Loan Party or any wholly owned Subsidiary of such Loan Party to another Loan Party;

(iv)    any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of this Agreement; provided that such substitute assets are subject to the Agent’s Prior Security Interest; and

(v)    any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above; provided that (a) the aggregate value of all assets sold by MDI and its Subsidiaries shall not exceed Two Million Two Hundred Thousand and 00/100 Dollars ($~~2,000,000.00~~2,200,000.00 ) during the term of this Agreement and (b) the proceeds of any such sale, transfer or lease are applied in accordance with Section 6.7.3 [Sale of Assets].

9.2.8    Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any

Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.

9.2.9    Subsidiaries and Joint Ventures.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than:

(i)    any Domestic Subsidiary which has joined this Agreement as a Revolving Borrower or a Guarantor on the Closing Date;

(ii)    any Domestic Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement, so long as such Domestic Subsidiary joins this Agreement as a Revolving Borrower or Guarantor pursuant to Section 12.15 [Joinder];

(iii)    any Excluded Subsidiary (a) existing as of the Closing Date, or (b) formed by MDI or a Subsidiary of MDI after the Closing Date in compliance with this Agreement.

No Loan Party shall not become or agree to become a party to a Joint Venture.

9.2.10    Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) those businesses conducted and operated by such Loan Party or Subsidiary during the fiscal year ended December 31, 2016, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and (ii) businesses reasonably related or complementary thereto, and such Loan Party or Subsidiary shall not permit any fundamental change in such business.

9.2.11    Fiscal Year. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, change its fiscal year from the twelve (12) month period beginning January 1 and ending December 31.

9.2.12    Changes in Organizational Documents or Acquisition Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, (i) amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders or (ii) amend, waive or modify (x) the Canadian Acquisition Agreement if the effect thereof is to increase the Deferred Amount (as defined therein) or any calculation of any Deferred Amount Payment (as defined therein), or otherwise increase the amount of any deferred consideration due thereunder, or (y) any Acquisition Document or AmberLeaf Acquisition Document the extent any such amendment, waiver or modification would be adverse to the Lenders in any material respect, as determined by the Administrative Agent in its reasonable discretion, in each case without obtaining the prior written consent of the Required Lenders.

9.2.13    Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than ~~(i) 1.15~~1.25 to 1.00, calculated as of ~~June~~September 30, ~~2017 and as of the end of each fiscal quarter thereafter through and including the fiscal quarter ending December 31, 2020, in each case for the four (4) fiscal quarters then ended and (ii) 1.20 to 1.00, calculated as of March 31, 2021~~2020 and as of the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

9.2.14    Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed ~~(i) 3.50 to 1.00, calculated as of March 31, 2018 and as of the end of each fiscal quarter thereafter through and including the fiscal quarter ending September 30, 2018, in each case for the four (4) fiscal quarters then ended, (ii) 3.25 to 1.00, calculated as of December 31, 2018 and as of the end of each fiscal quarter thereafter through and including the fiscal quarter ending September 30, 2019, in each case for the four (4) fiscal quarters then ended and (iii)~~ 3.00 to 1.00, calculated as of ~~December 31, 2019~~September 30, 2020 and as of the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

9.2.15    Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (e) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries.

9.2.16    Location of Assets in the Province of Quebec.    Except for Collateral that is tangible personal property in transit in the ordinary course of business, the Canadian Revolving Borrowers shall not acquire, or permit any other Canadian Loan Party to acquire any Collateral with an aggregate value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the Province of Quebec or move any Collateral with an aggregate value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) to the Province of Quebec, or acquire or create any location or office in the Province of Quebec, unless in each case the applicable Canadian Revolving Borrower or the applicable Canadian Loan Party has (i) first given thirty (30) days’ prior written notice thereof to the Administrative Agent, and (ii) executed and delivered to the Administrative Agent all Collateral Documents and all applications for registration in form and substance satisfactory to the Administrative Agent which the Administrative Agent or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that that security interest/hypothec in favor of the Administrative Agent constitutes a perfected first priority Lien/hypothec (subject only to Permitted Liens) in the Province of Quebec together with such supporting certificates, resolutions, opinions, amendments to this credit agreement and other documents as the Administrative Agent may deem necessary or desirable in connection with such security/hypothecs and registrations, acting reasonably.

9.3    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

9.3.1    Quarterly Financial Statements. As soon as practicable and in any event not later than the earlier to occur of (x) the date by which MDI is required to file its quarterly report on form 10-Q with the SEC after the close of each of the first (1st) three (3) fiscal quarters of each fiscal year of MDI (commencing with the fiscal quarter ending June 30, 2017) and (y) the sixtieth (60th) day after the close of any such fiscal quarter, financial statements of MDI and its Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of MDI as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

9.3.2    Annual Financial Statements. As soon as practicable and in any event not later than the earlier to occur of (x) the date by which MDI is required to file its annual report on Form 10-K with the SEC after the close of each fiscal year of MDI (commencing with the fiscal year ending December 31, 2017) and (y) the one hundred twentieth (120th) day after the close of any such fiscal year of MDI, financial statements of MDI and its Subsidiaries consisting of an audited consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

9.3.3    Certificate of MDI. Concurrently with the financial statements of MDI and its Subsidiaries furnished to the Administrative Agent and to the Lenders pursuant to Sections 9.3.1 [Quarterly Financial Statements] and 9.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of MDI signed by the Chief Executive Officer, President or Chief Financial Officer of MDI, in the form of Exhibit 9.3.3.

9.3.4    Borrowing Base Certificate; Schedule of Receivables; Schedule of Payables. As soon as available and in any event within thirty (30) calendar days after the end of each calendar month, in each case calculated as of the last day of the immediately preceding calendar month, (i) a Borrowing Base Certificate in the form of Exhibit 9.3.4 hereto, appropriately completed, executed and delivered by an Authorized Officer of the Borrowing Agent, together with a detailed sales register, a cash receipts journal and a purchase journal showing sales, receipts and purchases for the preceding week, (ii) a Schedule of Accounts, and (iii) a Schedule of Payables.

9.3.5    Notices.

9.3.5.1    Default. Promptly after any Authorized Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

9.3.5.2    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or which would reasonably be expected to have a Material Adverse Change.

9.3.5.3    Erroneous Financial Information. Immediately in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

9.3.5.4    ERISA Event. Immediately upon the occurrence of any ERISA Event.

9.3.5.5    Canadian Pension Plans. (A) Prompt written notice if any Loan Party establishes, maintains or contributes to a Canadian Pension Plan after the Closing Date, along with such additional information with respect to any such Canadian Pension Plan reasonably requested by the Administrative Agent, and (B) promptly after any Loan Party or any Subsidiary or any Affiliate knows or has reason to know of the occurrence of (i) any violation or FSCO asserted violation of any applicable Law (including any applicable provincial pension standards legislation) in any material respect with respect to any Canadian Pension Plan or; (ii) any Canadian Pension Termination Event, the Borrowing Agent will deliver to the Administrative Agent a certificate of a senior officer of the Borrowing Agent setting forth details as to such occurrence and the action, if any, that the Borrowing Agent, such Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrowing Agent, such Subsidiary, such Affiliate, FSCO) or the Canadian Pension Plan administrator with respect thereto.

9.3.5.6    Other Reports. Promptly upon their becoming available to the Loan Parties:

(i)    Annual Budget. As soon as practicable and in any event not later than the forty-fifth (45th) day after the commencement of the fiscal year to which any of the foregoing may be applicable, the annual budget of MDI and its Subsidiaries;

(ii)    Management Letters. Any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual or interim audit of financial statements;

(iii)    SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by any Loan Party with the SEC; and

(iv)    Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

Documents required to be delivered pursuant Section 9.3.1 [Quarterly Financial Statements], Section 9.3.2 [Annual Financial Statements] and Section 9.3.5.6 [Other Reports] may be delivered electronically and, if so delivered (to the extent that any Loan Party is required to file Annual Reports or Quarterly Reports with the SEC), shall be deemed to have been delivered on the date on which such documents are filed for public availability on the EDGAR website; provided that the Borrowing Agent shall (i) notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents, and (2) provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrowing Agent shall be required to provide paper copies of the compliance certificate required by Section 9.3.3 [Certificate of MDI] to the Administrative Agent.

10.    DEFAULT

10.1    Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

10.1.1    Payments Under Loan Documents. Any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal amount becomes due in accordance with the terms hereof, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) days after the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof;

10.1.2    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

10.1.3    Anti-Terrorism Laws. Any representation or warranty contained in Section 7.1.17 [Anti-Terrorism Laws] is or becomes false or misleading at any time;

10.1.4    Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 9.1.2 [Payment of Liabilities, Etc.] with respect to the payment of Priority Payables, Section 9.1.5 [Visitation Rights], Section 9.1.9 [Anti-Terrorism Laws; International Trade Law Compliance] or Section 9.2 [Negative Covenants];

10.1.5    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other

Loan Document and such default shall continue unremedied for a period of twenty (20) days from the earlier of (x) written notice thereof from Administrative Agent or any Lender to the Borrowing Agent, and (y) any Loan Party obtaining knowledge of the occurrence of such default;

10.1.6    Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of One Million ~~Five~~Six Hundred Fifty Thousand and 00/100 Dollars ($~~1,500,000.00~~1,650,000.00 ) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

10.1.7    Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of One Million ~~Five~~Six Hundred Fifty Thousand and 00/100 Dollars ($~~1,500,000.00~~1,650,000.00 ) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

10.1.8    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

10.1.9    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of One Million ~~Five~~Six Hundred Fifty Thousand and 00/100 Dollars ($~~1,500,000.00~~1,650,000.00 ), or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, manager, receiver and manager, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

10.1.10    Events Relating to Pension Plans and Multiemployer Plans. (i) An ERISA Event occurs with respect to a Pension Plan which constitutes a Material Adverse Change, or MDI or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability has resulted in a Material Adverse Change, or (ii) an event or condition shall occur or exist with respect to any Canadian Pension Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party incurs a liability to a Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Change or the occurrence of a Canadian Pension Termination Event which constitutes a Material Adverse Change;

10.1.11    Change of Control. A Change of Control shall occur;

10.1.12    Relief Proceedings. A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

10.2    Consequences of Event of Default.

10.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 10.1.1 [Payments Under Loan Documents] through 10.1.11 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowing Agent, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

10.2.2    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 10.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

10.2.3    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 6.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

10.2.4    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 10.2.4 and until Payment In Full, and subject to the provisions of Section 12.13.4 [Bifurcation of Obligations], any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(A)    First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(B)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(C)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

(D)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(E)    Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(F)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full to the Borrowers or as otherwise required by Law.

Notwithstanding anything to the contrary in this Section 10.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 10.2.4.

11.    THE ADMINISTRATIVE AGENT

11.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11.1 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 10.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowing Agent, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 8 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowing Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11.6 and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 11.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, to the extent applicable, no syndication agent, documentation agent, lead arranger or bookrunner, whether acting individually or jointly, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

11.9    Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) among certain of the Borrowers and Administrative Agent, as amended from time to time.

11.10    Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under the terms of this Agreement or any other Loan Document (including pursuant to a valid waiver or consent), and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 9.2.7 [Dispositions of Assets or Subsidiaries] or Section 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

11.11.    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

12.    MISCELLANEOUS

12.1    Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly contemplated by Section ~~2.9 [Increase in Revolving Credit Commitments~~5.7 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowing Agent, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

12.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment~~, Term Loan Commitment or Delayed Draw~~ or Term Loan Commitment of any Lender hereunder without the consent of such Lender;

12.1.2    Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee~~, the Delayed Draw Ticking Fee~~ or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the Commitment Fee~~, the Delayed Draw Ticking Fee~~ or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

12.1.3    Release of Collateral or Guarantor. Except for sales of assets permitted by Section 9.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

12.1.4    Miscellaneous. Amend Section 6.2 [Pro Rata Treatment of Lenders], Section 11.3 [Exculpatory Provisions] or Section 6.3 [Sharing of Payments by Lenders] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders; provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowing Agent shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 6.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowing Agent, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole).

12.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

12.3    Expenses; Indemnity; Damage Waiver.

12.3.1    Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one (1) primary counsel and one (1) additional local counsel per additional jurisdiction for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any one (1) primary counsel and one (1) additional local counsel per additional jurisdiction for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent to the extent provided in Section 9.1.5 [Visitation Rights].

12.3.2    Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) arise out of a material breach of the obligations of such Indemnitee or any of its respective affiliates or each of their respective officers, directors, employees, advisors and agents under this Agreement or the other Loan Documents as determined by a final and non-appealable judgment by a court of competent jurisdiction or (iii) arises out of, or in connection with, any other Indemnitee.

12.3.3    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 12.3.1 [Costs and Expenses] or Section 12.3.2 [Indemnification by the Loan Parties] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

12.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.3.5    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

12.3.6    Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

12.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 5.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that all Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5    Notices; Effectiveness; Electronic Communication.

12.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.

12.5.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.5.3    Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

12.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

12.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 6 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

12.8    Successors and Assigns.

12.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.8.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in clause (i)(A) of this Section 12.8.2, the aggregate amount of (x) the Commitments (which for this purpose includes Loans outstanding thereunder) or, (y) if any applicable Commitment is not then in effect, the principal outstanding balance of the Loans made under such Commitment plus the aggregate amount of any other Commitments (which for this purpose includes Loans outstanding thereunder), in each case of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)    the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any of such Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)    No Assignment to Disqualified Lender. No such assignment shall be made to a Disqualified Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4 [Euro-Rate Unascertainable; Etc.], 6.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].

12.8.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Loan Party or any of such Loan Party’s Affiliates or Subsidiaries, (c) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (d) a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment], 12.1.2 [Extension of Payment, Etc.], or 12.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.4 [Euro Rate Unascertainable, Etc.], 6.8 [Increased Costs], 6.10 [Indemnity] and 6.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 6.9.7 [Status of

Lenders] (it being understood that the documentation required under Section 6.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 6.6.2 [Replacement of a Lender] and Section 6.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 12.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 6.8 [Increased Costs] or 6.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowing Agent’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 6.6.2 [Replacement of a Lender] and Section 6.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 6.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.8.5    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.9    Confidentiality.

12.9.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto,

(v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Borrowing Agent or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.9.2    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].

12.10    Counterparts; Integration; Effectiveness.

12.10.1    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 8 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

12.10.2    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

12.11.1    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.

12.11.2    SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

12.11.3    WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11.1 [GOVERNING LAW]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

12.11.4    SERVICE OF PROCESS12.11.4 SERVICE OF PROCESS67. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

12.13    Payment of Debt; Joint and Several Obligations; Borrowing Agency; Bifurcation of Obligations.

12.13.1    US Revolving Borrowers. The US Revolving Borrowers shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the US Revolving Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the US Revolving Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the US Revolving Borrowers, jointly and severally.

12.13.2    Canadian Revolving Borrowers. The Canadian Revolving Borrowers shall be jointly and severally liable solely for the Canadian Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Canadian Revolving Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Canadian Revolving Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Canadian Revolving Borrowers, jointly and severally.

12.13.3    Designation of Borrowing Agent; Nature of Borrowing Agency. Each Loan Party hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Loan Party, and hereby authorizes the Administrative Agent, the Lenders and the Issuing Lender to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent. The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. The Administrative Agent, the Lenders and the Issuing Lender shall incur no liability to any Loan Party as a result thereof. To induce the Administrative Agent, the Lenders and the Issuing Lender to do so and in consideration thereof, each Loan Party hereby indemnifies the Administrative Agent, the Lenders and the Issuing Lender and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, the Lenders or the Issuing Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Administrative Agent, the Lenders or the Issuing Lender on any request or instruction from the Borrowing Agent or any other action taken by the Administrative Agent, the Lenders or the Issuing Lender with respect to this Section 12.13.3 [Designation of Borrowing Agent, Etc.] except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

12.13.4    Bifurcation of Obligations. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, and notwithstanding that certain Loan Parties which are US Persons (“US Loan Parties”) are Guarantors or are liable with respect to the Obligations of Loan Parties which are not US Persons (including, without limitation, the Canadian Loan Parties) (“Non-US Loan Parties”), the Obligations of the Non-US Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of any US Loan Party and shall be expressly limited to the Obligations of the Non-US Loan Parties. In furtherance of the foregoing, each of the parties hereto acknowledges and agrees that (a) the liability of any Non-US Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the US Loan Parties, (b) the Non-US Loan Parties shall not guarantee any Obligations of any US Loan Party and (c) the present and future assets of the Non-US Loan Parties shall not be subject to any Lien, claim or action by the Administrative Agent to satisfy any Obligations of any US Loan Party. No amount paid by any Non-US Loan Party or value derived from its assets shall be applied to the Obligations of any US Loan Party.

12.14    Additional Waivers of Borrowers. Each Revolving Borrower hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the other Loan Documents is limited and not joint and several to the extent set forth herein. Each Revolving Borrower acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers. Each Borrower further agrees that:

(i)    the Administrative Agent and the Lenders may do any of the following with notice to such Borrower and without adversely affecting the validity or enforceability of this Agreement or the Obligations (or any portion thereof): (i) release, surrender, exchange, compromise or settle the Obligations or any portion thereof, with respect to any other Borrower; (ii) change, renew or waive the terms of the Obligations, or any part thereof with respect to any other Borrower; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the Obligations, or any portion thereof, with respect to any other Borrower; (iv) grant any extension or indulgence with respect to the payment or performance of the Obligations, or any portion thereof, with respect to any other Borrower; (v) enter into any agreement of forbearance with respect to the Obligations, or any portion thereof, with respect to any other Borrower; and (vi) release, surrender, exchange, impair or compromise any security of any other Borrower held by the Administrative Agent or any Lender for the Obligations or any portion thereof. Each Borrower agrees that the Administrative Agent and the Lenders may do any of the above as the Administrative Agent and the Lenders deem necessary or advisable, in the Administrative Agent’s and the Lenders’ sole discretion, without giving notice to any other Borrower, and that such Borrower will remain liable for full payment and performance of the Obligations; and

(ii)    each Borrower waives and agrees not to enforce any of the rights of the Administrative Agent or the Lenders against any other Borrower or any other obligor of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers’ rights to borrow hereunder have terminated, including but not limited to any right of such Borrower to be subrogated in whole or in part to any right or claim of the Administrative Agent and the Lenders with respect to the Obligations or any portion thereof. Each Borrower hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Administrative Agent or the Lenders, such Borrower shall not enforce any rights of contribution, indemnity or reimbursement from any other Borrower on account of such Borrower’s payment of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers’ rights to borrow hereunder have terminated. Each of the Borrowers hereby waives any defenses based on suretyship or the like.

12.15    Joinder. Any Person which is required to join this Agreement pursuant to Section 9.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 9.2.9 [Subsidiaries and Joint Ventures] shall execute and deliver to the Administrative Agent (i) a Borrower Joinder or a Guarantor Joinder, as determined by the Administrative Agent, and (ii) documents in the forms described in Section 8.1 [Initial Loans and Letters of Credit] that the Administrative Agent may reasonably require, modified as appropriate to relate to such Subsidiary, including, without limitation, organizational documents, legal opinions and documents necessary to grant and perfect Prior Security Interests to the Administrative Agent (for its benefit and for the benefit of the Lenders) in all Collateral held by such Subsidiary; provided, however, to the extent such Subsidiary becomes a Revolving Borrower, none of such assets which become Collateral shall be included in the applicable Borrowing Base in accordance with the terms of this Agreement until such time as the Administrative Agent makes such a determination in its sole discretion. Notwithstanding the foregoing provisions of this Section 12.15, no more than sixty-five percent (65%) of the total voting power of the Capital Stock of each first tier Subsidiary of any US Loan Party that is not a US Person shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation owed by a US Loan Party. The Loan Parties shall deliver such Borrower Joinder or Guarantor Joinder, as applicable, and all related documents required by this Section 12.15 [Joinder] to the Administrative Agent (a) with respect to any Subsidiary incorporated or otherwise formed pursuant to Section 9.2.9 [Subsidiaries and Joint Ventures], within ten (10) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, and (2) the contemporaneously with the joinder of Holdco pursuant to subsection (c), (b) with respect to any Subsidiary acquired pursuant to Section 9.2.6) [Liquidations, Mergers, Consolidations, Acquisitions], within ten (10) days after the date of consummation of the applicable acquisition.

12.16    Canadian Anti-Money Laundering Legislation.

(i)    Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c.17 and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent and the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent, any Lender, any Issuer or any of their respective prospective assignees or participants, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(ii)    If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(A)    shall be deemed to have done so as an agent for itself, each Lender and each Issuer, and this Agreement shall constitute a “written agreement” in such regard between each Lender, each Issuer and the Administrative Agent within the meaning of the applicable AML Legislation; and

(B)    shall provide to each Lender and each Issuer copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and each of the Issuers agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any of the Lenders or any of the Issuers, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

12.17    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.18    No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Third Amendment to be duly executed by their duly authorized officers the day and year first above written.

LOAN PARTIES:

Mastech Digital, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Technologies, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Alliances, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Resourcing, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Data, Inc., a Delaware corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech InfoTrellis, Inc., a Delaware corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech InfoTrellis Digital, Ltd., a British Columbia corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Services, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Consulting, Inc., a Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital Solutions, Inc., a
Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

Mastech Digital InfoTech, Inc., a
Pennsylvania corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: President and CEO

AmberLeaf Partners, Inc., an
Illinois corporation

By:	/s/ Vivek Gupta
Name: Vivek Gupta
Title: Vice President

[Lender Signature Pages Follow]

ADMINISTRATIVE AGENT AND LENDERS:

PNC Bank, National Association, as a Lender and as Administrative Agent

By:	/s/ Kathryn M. Hutterer
Name: Kathryn M. Hutterer
Title: Vice President

First National Bank of Pennsylvania, as a Lender

By:	/s/ John Khuri
Name: John Khuri
Title: Vice President

Northwest Bank, as a Lender

By:	/s/ Stephen J. Orban
Name: Stephen J. Orban
Title: Senior Vice President